Exhibit 10.16

OFFICE LEASE AGREEMENT

Between

Landlord:        PPF OFF 345 SPEAR STREET, LP,

a Delaware limited partnership

and

Tenant:            MEDIVATION, Inc.

a Delaware corporation

HILLS PLAZA

SAN FRANCISCO, CALIFORNIA

Sixth Floor

TABLE OF CONTENTS

LEASE AGREEMENT

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50.	PARAGRAPH TITLES; SEVERABILITY	47
51.	CUMULATIVE RIGHTS	47
52.	ENTIRE AGREEMENT	47
53.	SUBMISSION OF AGREEMENT	47
54.	AUTHORITY	48
55.	OPTIONS	48
56.	OFAC CERTIFICATION	53
57.	COUNTERPARTS; TELECOPIED OR ELECTRONIC SIGNATURES	53

LIST OF EXHIBITS

A	Premises
B	Work Agreement
C	Commencement Letter
D	Rules and Regulations
E	Parking Agreement
F	Form of Letter of Credit

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BASIC LEASE PROVISIONS

The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building (Section 1): The 7-story building located at 345 Spear Street in the City of San Francisco, California, containing approximately 415,568 rentable square feet. The Building is part of a combined office, retail and residential condominium development, including a subterranean parking garage, located on the entire block of Spear Street between Harrison Street and Folsom Street and commonly known as Hills Plaza (the “Project”).

2.	Property: The Building, the parcel(s) of land on which the Building is located, the Common Areas (as defined in Section 1), the subterranean parking garage for the Project and, at Landlord’s discretion, other portions of the Project and any additional real property, land, buildings or other improvements serving the Building and/or the parcel(s) of land on which the Building is located.

3.	Premises (Section 1):

Suite:	600
Floor:	Sixth (6th)
Rentable Square Feet:	63,817

4.	Term (Section 2):

Commencement Date (Section 2): The Effective Date

Expiration Date (Section 2): March 31, 2017

5.	Base Rent (Section 5):

Period	Annual Rate Per Square Foot	Monthly Installment
April 1, 2010 (the “Rent Commencement Date”) - March 31, 2011	$42.50	$226,018.54*
April 1, 2011 - March 31, 2012	$43.50	$231,336.63*
April 1, 2012 - March 31, 2013	$44.50	$236,654.71
April 1, 2013 - March 31, 2014	$45.50	$241,972.79
April 1, 2014 - March 31, 2015	$46.50	$247,290.88
April 1, 2015 - March 31, 2016	$47.50	$252,608.96
April 1, 2016 - March 31, 2017	$48.50	$257,927.04

*	Subject to abatement pursuant to Section 5(b) below.

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6.	Rent Payment Address (Section 6):

PPF OFF 345 SPEAR STREET, LP

P.O. Box 601125

Los Angeles, CA 90060-1125

Tax ID No.: 20-1389347

7.	Base Year (Section 7):

Tax Base Year:	2010
Operating Expense Base Year:	2010

8.	Tenant’s Share (Section 7):	15.36%

9.	Letter of Credit Amount (Section 10):	Initially, $1,500,000.00

10.	Parking Spaces (Section 18):	Up to twenty-six (26), of which up to ten (10) may be reserved

11.	Landlord’s Broker (Section 45):	Jones Lang LaSalle Americas, Inc.

	Tenant’s Broker (Section 45):	Jones Lang LaSalle Americas, Inc.

12.	Notice Addresses (Section 30):

Landlord	Tenant
PPF OFF 345 SPEAR STREET, LP	Medivation, Inc.
c/o Jones Lang LaSalle Americas, Inc.	at the Premises
345 Spear Street, Suite 124	Attention: Ann Mead, Senior
San Francisco, California 94105	Director Administration
Attention: Hal Brownstone, Vice President

with a copy to:

c/o Morgan Stanley US Real Estate Investing Division

555 California Street, Suite 2200, Floor 21

San Francisco, California 94104

Attention: Keith A. Fink, Executive Director

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is entered into as of November 2, 2009 (“Effective Date”), by and between the Landlord and Tenant identified above.

1. Premises and Common Areas.

(a) Premises; Rentable Area. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Premises located in the Building identified in the Basic Lease Provisions, situated on the Property, such Premises as further shown on the drawing attached hereto as Exhibit A and made a part hereof by reference. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of the Work Agreement attached hereto as Exhibit B attached hereto and made a part hereof. The “rentable square feet” or “rentable area” of the Premises has been determined based upon the ANSI/BOMA Z65.1-1996 standard promulgated by the Building Owners and Managers Association, as interpreted by Landlord’s architect for the Building. Landlord and Tenant agree that the rentable area of the Premises as described in Paragraph 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties, and shall not be changed except in connection with the change in the physical size of the Building or the Premises. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises.

(b) Common Areas. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas (defined below), subject to the Rules and Regulations. Provided that Tenant at all times has reasonable means of access to, and use of, the Premises and the Common Areas necessary for access to and use of the Premises, Landlord may at any time alter, renovate, rearrange, expand or reduce some or all of the Common Areas or temporarily close any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building, or to prevent the acquisition of public rights in such areas, or to discourage parking by parties other than tenants and their invitees, and may do such other acts in and to the Common Areas as in its reasonable judgment may be desirable. Landlord may from time to time permit portions of the Common Areas to be used exclusively by specified tenants. Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas. “Common Areas” shall mean any of the following or similar items: (a) to the extent included in the Building the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all floors; elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets; telephone and equipment rooms; and other similar facilities maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations (defined below) except for Building stairwells which may be accessed in the case of emergency; and (b) all parking garage vestibules; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; mechanical areas; landscaped areas including courtyards, plazas and patios; and other similar facilities maintained for the benefit of Building tenants and invitees. As used herein, “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, and vertical ducts that service more than one floor of the Building. The area of Major Vertical Penetrations shall be bounded and defined by the dominant interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

2. Term. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions commencing on the Effective Date (the “Commencement Date”). The Term shall terminate at 23:59:59 local time on March 31, 2017 (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided.

3. Delivery of Premises. As of the Effective Date, the Premises are vacant. Upon Tenant’s delivery to Landlord of (i) one (1) month’s Base Rent, (ii) the Letter of Credit (defined in Section 10 below), and (iii) evidence of Tenant’s procurement of all insurance coverage required hereunder, Landlord will deliver possession of the Premises to Tenant, with all Building Systems (defined in Section 20 below) serving the Premises in good working order and repair and with the interior thoroughly clean so as to allow Tenant to commence the construction of the Tenant Improvements pursuant to the Work Agreement. Landlord hereby confirms and agrees that any work necessary to ensure that all Building systems serving the Premises will be in good working order and repair on the date possession is delivered to Tenant shall be borne by Landlord and not passed through to Tenant as a part of Operating Expenses.

4. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term. The foregoing is in lieu of any implied covenant of quiet enjoyment. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

5. Base Rent.

(a) Generally. Beginning on April 1, 2010 (the “Rent Commencement Date”), (but subject to abatement as set forth in Section 5(b) below), Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions.

(b) Abatement. So long as Tenant is not in Default (defined in Section 31, below) under this Lease, Tenant shall be entitled to an abatement of Base Rent payable hereunder for the calendar months of April and May, 2010 and April and May, 2011 (each, an “Abatement Period”). The total amount of Base Rent abated during the Abatement Periods is referred to herein as the “Abated Rent”. If Tenant is in Default hereunder at any time during the Term, and such Default occurs prior to the expiration of the Abatement Periods, there will be no further abatement of Rent pursuant to this Section 5(b) during the remainder of the Abatement

Periods unless and until such Default is cured; upon any cure of such Default by Tenant, any remaining scheduled abatement of Base Rent pursuant to this Section 5(b) will take place as scheduled, and any abatement of Base Rent which ceased or did not occur as a result of the pendency of such Default will commence upon the date that is thirty (30) days following Tenant’s cure of such Default.

6. Rent Payment. The Base Rent shall be payable in equal monthly installments, due on the first day of each calendar month commencing as of the Rent Commencement Date, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first full calendar month’s Base Rent payable hereunder after the Rent Commencement Date (unless returned to Tenant in accordance with Section 55(a)(ii) below following Tenant’s exercise of its Termination Option), and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month thereafter (subject to the provisions of Section 5(b) above) during the Term. Tenant shall pay, as additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, all amounts payable pursuant to Section 7 below, and all other amounts payable hereunder from Tenant to Landlord including, without limitation, Storage Rent (defined in Section 11(c) below), if applicable). Unless otherwise specified herein, all items of Rent (other than Base Rent and amounts payable pursuant to Section 7 below) shall be due and payable by Tenant on or before the date that is ten (10) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates (initially set forth in Paragraph 6 of the Basic Lease Provisions) and shall be made by good and sufficient check or by other means acceptable to Landlord.

7. Operating Expenses and Taxes.

(a) Generally. Tenant will reimburse Landlord throughout the Term, as additional Rent hereunder, for Tenant’s Share (defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”); and (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building and multiplying the quotient by 100. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is as set forth in the Basic Lease Provisions. Tenant’s Share of excess Operating Expenses and excess Taxes for any calendar year shall be appropriately prorated for any partial year occurring during the Term. The obligations of the parties pursuant to this Section 7 will survive the expiration or sooner termination of this Lease.

(b) Operating Expenses. “Operating Expenses” shall mean all of those expenses incurred or paid by Landlord in operating, servicing, managing, maintaining and repairing the Property. Operating Expenses shall include, without limitation, the following: (1)

all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities, but excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (2) janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (b) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash removal, and other similar services or agreements; (3) management fees (or an imputed charge for management fees if Landlord provides its own management services) not to exceed three percent (3.0%) of all Gross Tenant Revenues; for purposes hereof, “Gross Tenant Revenues” shall be deemed to mean the aggregate of (a) the annual base rentals for all Project tenants, (b) amounts of commercially reasonable rental abatement, and (c) other income from the use or occupancy of the Building, accrued or collected with respect to the Building; and the market rental value (as reasonably determined by Landlord) of an on-site management office (or the prorated portion of any off-site management office whose occupants perform management services for the Property); provided that any such line item inclusion for the cost of a management office shall not materially exceed the amount generally charged by owners of similar properties in the downtown San Francisco, California market (“Comparable Buildings”); (4) the costs, including interest, amortized over the useful lives thereof as reasonably determined by Landlord, of (a) any capital improvement made to the Building by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) or any insurance requirement that was not applicable to, and enforced against, the Building as of the Effective Date, (b) any capital cost of acquisition and installation of any device or equipment designed or anticipated to improve the operating efficiency of any system within the Building or which is reasonably intended to reduce Operating Expenses and which is properly capitalized, or (c) the cost of any capital improvement or capital equipment which is acquired to improve the safety of the Building or Property, or (d) capital improvements which are replacements or modifications of items located in the Common Areas required to keep the Common Areas in good order or condition; (5) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other Common Areas; (6) wages, salaries and bonuses of Landlord’s engineering and management employees (not above the level of Building or Property Manager or such other title representing the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (7) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (8) costs to maintain and repair the Building and Property; (9) landscaping and security costs unless and to the extent that Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above; (10) costs or payments under any easement, license, operating agreement, master declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Building or Property or related to the use or operation of the Building or Property; and (11) the amount paid or incurred by Landlord (a) in insuring all or any portion of the Property under policies of insurance and/or commercially reasonable self-insurance, which may include commercial general liability insurance, property insurance, worker’s compensation insurance, rent interruption insurance, contingent liability and builder’s risk insurance, and any insurance as may from time to time be maintained by Landlord and (b) for deductible payments under any insured claims.

Operating Expenses shall specifically exclude the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements, except as provided in the preceding paragraph; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) payments to affiliates of the Landlord for goods and/or services to the extent the same are materially in excess of what would be paid to non-affiliated parties of similar experience, skill and expertise for such goods and/or services in an arm’s length transaction; (vi) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for Common Areas of the Building); (vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (viii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (ix) any expense to the extent that Landlord actually receives reimbursement from insurance, condemnation awards, other tenants (except through the payment of Operating Expenses) or any other source; (x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility or other facility not generally available to all office tenants of the Building, including Tenant; (xii) Taxes; (xiii) rental under any ground or underlying lease or leases; ; (xiv) sums (other than management fees as described in clause (3) of the foregoing definition of “Operating Expenses”) paid to subsidiaries or other affiliates of Landlord for services but only to the extent that the cost of such service materially exceeds the competitive costs for such services rendered by persons or entities of similar skill, competence and experience in the market; (xv) costs incurred in connection with the removal, encapsulation or other treatment of Hazardous Material (defined in Section 11(b) below) existing in the Building and classified as a Hazardous Material as of the date of this Lease, except to the extent such removal, encapsulation or other treatment is related to the ordinary general repair and maintenance of the Building (for example, the removal and disposal of oil from Building machinery in the course of typical building maintenance and not as a response to any action of any tenant or occupant of the Building or other release of Hazardous Materials); (xvi) costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof; (xvii) interest, fines, penalties or damages for violation of Law or late payment by Landlord, including penalty interest; (xviii) the cost of defending any lawsuit and of paying any judgment, settlement or arbitration award resulting from Landlord’s liability for failure to perform its obligations under any lease or other contract by which it may be bound; (xix) contributions to civic organizations or charities; (xx) the cost of acquisition of objects of fine art that Landlord installs in the Building; (xxi) any increased costs resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors (provided that the issue of such negligence or willful misconduct has been fully adjudicated, beyond the exhaustion of any appeal rights); (xxii) costs incurred by Landlord to correct construction defects in the Base Building (defined in Section 12(a) (provided that the issue of the existence of a construction defect has been fully adjudicated, beyond the exhaustion of any appeal rights); (xxiii) general or administrative overhead not directly associated with operation and management of the Building and (xxiv) costs incurred in connection with the operation and maintenance of the subterranean parking garage for the Project.

(c) “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to any calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, or operation of the Building and the Property, as well as any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Property’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Notwithstanding anything to the contrary contained herein, (i) Landlord shall include in Taxes each year hereunder (including, without limitation, the Tax Base Year) the amounts levied, assessed, accrued or imposed for such year, regardless of whether paid or payable in another year (except that, with respect to personal property taxes, Landlord shall include in Taxes the amounts paid during each such year), and Landlord shall each year make any other appropriate changes to reflect adjustments to Taxes for prior years (including, without limitation, the Tax Base Year) due to error by the taxing authority, supplemental assessment or other reason, regardless of whether Landlord uses an accrual system of accounting for other purposes (the amount of any tax refunds received by Landlord during the Term of this Lease (subject to the provisions of Section 7(e) below) shall be deducted from Taxes for the calendar year to which such refunds are attributable), and Tenant will receive a refund or credit against Taxes in excess of Base Year Tax Amount, if any, in the amount of any resulting retroactive reductions in Taxes previously payable (and actually paid) by Tenant [subject to the provisions of Section 7(e) below]); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located, any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) to be included shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building (excluding amounts payable under this subparagraph (iii)) been the sole taxable income of Landlord for such calendar year; (iv) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, Taxes for the Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes. Taxes will not include income taxes (except those which may be included pursuant to subparagraph (iii) above), excess profits taxes, franchise taxes, capital stock taxes, personal property taxes (other than taxes on machinery or equipment used in the operation, maintenance or management of the Property (for example, but not by way of limitation, window washing equipment) and inheritance or estate taxes. Without limiting the generality of this Section 7(c), if at any time prior to or during the Term any sale, refinancing or change in ownership of the Building is consummated, and if Landlord reasonably anticipates that the Building will be reassessed for purposes of Taxes as a result thereof, but that such reassessment may not be completed during the calendar year in which such event is consummated, then for all purposes under this Lease, Landlord will calculate Taxes applicable to such calendar year and thereafter based upon Landlord’s good faith estimate of the Taxes which will result from such reassessment. Upon the finalization of any such reassessment and Landlord’s determination of actual Taxes applicable to the Tax Base Year and all calendar years subsequent thereto, as applicable, Landlord shall have the right to adjust the applicable Taxes therefor and, upon such adjustment, Landlord or Tenant, as appropriate, shall promptly make such reconciliation payment (which, in the case of Landlord, may be made in the form of a credit against the installment(s) of Tenant’s Share of excess Taxes next coming due) as may be necessary in order that Tenant pays Tenant’s Share of actual Taxes for each such calendar year.

(d) Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different portions or occupants of the Building or Property (the “Cost Pools”), in Landlord’s commercially reasonable discretion. Such Cost Pools may, for example, include, but shall not be limited to, the office space tenants of the Building and the retail space tenants. The Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

(e) Proposition 8. Notwithstanding anything to the contrary herein, if Taxes for the Base Year or any subsequent year are decreased as a result of any proceeding filed by Landlord for a reduction in the Building and Property’s assessed value obtained in connection with California Revenue and Taxation Code Section 51 (a “Proposition 8 Reduction”), Landlord shall make the following adjustments in determining Taxes (i) any Proposition 8 Reduction applicable to the Tax Base Year (whether actually obtained in the Tax Base Year or obtained retroactively in any subsequent year) shall be disregarded for purposes of determining the Base Year Tax Amount; and (ii) any Proposition 8 Reduction applicable to a subsequent year shall be recognized for purposes of determining Taxes for that year; however, if and to extent that as a result of any Proposition 8 Reduction applicable to a subsequent year Taxes are reduced below the Base Tax Year amount, Tenant will not be entitled to any credit or refund related to such reduction below the Base Tax Year Amount.

(f) Procedure. As soon as reasonably possible after the commencement of each calendar year, commencing with 2011, Landlord will provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of increases (if any) in Operating Expenses and increases in Taxes (if any) which will be due for the remainder of such calendar year in accordance with this Section 7. Landlord shall deliver to Tenant within ninety (90) days after the close of each calendar year (including the calendar year in which this Lease terminates), or as soon thereafter as reasonably practical, a statement (“Landlord’s Statement”) setting forth: (1) the amount of any increases (if any) in the Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year, and (2) the amount of any increases in the Taxes (if any) for such calendar year in excess of the Taxes for the Tax Base Year.

(i) For each year following the Base Year, Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses and excess Taxes for the calendar year in question. At the end of any calendar year, and upon Landlord’s completion of Landlord’s Statement for such year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses and excess Taxes for such calendar year, Landlord shall reimburse to Tenant any such excess amount within thirty (30) days after the date of delivery of the applicable Landlord’s Statement (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of additional Rent due hereunder, at the option of Landlord); if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses and excess Taxes for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after the date of delivery of the applicable Landlord’s Statement.

(ii) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section 7 shall apply, but Tenant’s Share of excess Operating Expenses and excess Taxes for such calendar year shall be subject to a pro rata adjustment based upon the number of days in such calendar year prior to the expiration of the Term of this Lease. Tenant’s obligation to pay Tenant’s Share of excess Operating Expenses and excess Taxes (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease shall survive such expiration or termination. Landlord may reasonably estimate all or any of such obligations within a reasonable time before or after such expiration or termination. Tenant shall pay the full amount of such estimate, and any additional amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant has paid as an estimate, Landlord shall refund the difference within thirty (30) days after such determination is made. Landlord shall use commercially reasonable efforts to conclude such determination as soon as reasonably possible.

(iii) If the Building is less than one hundred percent (100%) occupied throughout any calendar year of the Term, inclusive of the Operating Expense Base Year, then those actual Operating Expenses for the calendar year in question which vary with occupancy levels in the Building (including for example, but not limited to elevator maintenance costs, janitorial costs, trash collection and disposal costs, utility costs and management fees) shall be increased by Landlord, for the purpose of determining Tenant’s Share of excess Operating Expenses, to be the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been at least 100% occupied throughout such calendar year.

(g) Tenant’s Audit Right. Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Expenses in accordance with the following terms and provisions, provided that Tenant delivers written notice of its intent to audit within ninety (90) days after receipt by Tenant of Landlord’s Statement (which Landlord’s Statement may be delivered in such manner as is customary for delivery of statements by Landlord under this Section 7) and completes such audit within one hundred twenty (120) days after the date Landlord gives access to its books and records:

(i) No Default is outstanding with respect to payment of Base Rent or additional Rent.

(ii) Tenant shall have the right to have an employee of Tenant or a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office no more than once per calendar year.

(iii) Neither the employee of Tenant nor the Qualified Auditor shall be employed or engaged on a contingency basis, in whole or in part.

(iv) Prior to commencing the audit, Tenant and the auditor shall: (i) if the auditor is not an employee of Tenant, provide Landlord with evidence that the auditor is from a nationally recognized accounting firm and that the individual performing the audit is a certified public accountant (a “Qualified Auditor”); (ii) each sign a reasonable confidentiality letter to be provided by Landlord; and (iii) provide Landlord with evidence of the fee arrangement between the auditor and Tenant.

(v) The audit shall be limited solely to confirming that the Operating Expenses in the Base Year and as reported in the Landlord’s Statement are consistent with the terms of this Lease. The auditor shall not make any judgments as to the reasonableness of any item of expense and/or the total Operating Expenses, nor shall such reasonableness be subject to audit except where this Lease specifically states that a particular item must be reasonable.

(vi) If Tenant’s auditor finds errors or overcharges in Landlord’s Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions disqualifying such expenses. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected hereinbelow, if applicable) to explain its calculation of Operating Expenses, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first-class office building with service levels at or near the top of the market, increased as circumstances may require in Landlord’s sole and reasonable judgment. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.

(vii) If agreement cannot be reached within two (2) weeks after the two (2) auditors and the parties first meet to attempt to resolve the dispute, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors,

Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.

(viii) If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of Base Rent or additional Rent next due and payable under this Lease the amount of such overcharge, or if the Term of this Lease has ended, shall refund the overcharged amount to Tenant within thirty (30) days after the Final Finding. If the Final Finding determines that Tenant was undercharged, then within thirty (30) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.

(ix) If the Final Finding results in a determination that Landlord overstated Tenant’s Share of the Operating Expenses by more than five percent (5%) for the calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. If the Final Finding results in no credit to Tenant for the calendar year subject to the audit (or in a determination that Tenant underpaid Operating Expense for such year), Tenant shall pay its own costs and shall reimburse Landlord for Landlord’s costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.

(x) The results of any audit of Operating Expenses hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order or in connection with any litigation or arbitration involving Landlord or Tenant.

8. Late Charge. Other remedies for nonpayment of Rent notwithstanding, if any monthly installment of Base Rent or additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced for such charge, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as additional Rent; provided, however, that Tenant shall be entitled to notice and the passage of a five (5) day grace period prior to the imposition of such late charge on the first (1st) occasion in any calendar year in which Tenant fails to timely pay any amount due hereunder. Additionally, interest shall accrue on all delinquent amounts from the date past due until paid at the rate of ten percent (10%) per year from the date such payment is due until paid (the “Interest Rate”).

9. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge or interest assessed against Tenant hereunder.

10. Letter of Credit.

(a) Generally. Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable (provided that Tenant will be responsible for the payment of any transfer fee or charge imposed by the issuing bank) letter of credit (the “Letter of Credit”) in the form of Exhibit F hereto or such other form approved in writing in advance by Landlord and containing the terms required herein, in the face amount of $1,500,000.00 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord (the “Issuing Bank”), permitting multiple and partial draws thereon from a location in San Francisco, California (or, alternatively, permitting draws via overnight courier or facsimile), and otherwise in form acceptable to Landlord in its reasonable discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, amendment, renewal, amendment or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is the later to occur of (x) the date that is forty-five (45) days after the scheduled expiration date of the Term or any renewal Term and (y) the date that is forty-five (45) days after Tenant vacates the Premises and completes any restoration or repair obligations; provided that the Letter of Credit Amount may be reduced by amendment to the Letter of Credit in accordance with Sections 10(f) and 10(g) below. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new or amended Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal, amended or replacement Letter of Credit shall comply with all of the provisions of this Section 10, shall be irrevocable and transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion.

(b) Drawing under Letter of Credit. Subject to the provisions of Section 10(f) below, upon Tenant’s Default under this Lease or as otherwise may be agreed by Landlord and Tenant in writing, Landlord may, without prejudice to any other remedy provided in this Lease or by law, draw on the Letter of Credit and use all or part of the proceeds as set forth in Section 10(c) below. In addition, if Tenant fails to furnish a renewal or replacement Letter of Credit at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 10.

(c) Use of Proceeds by Landlord. Subject to the provisions of Section 10(f) below, the proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw permitted hereunder (and without notice to Tenant except as may be expressly provided in this Lease) apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Tenant under this Lease that is not paid when due following any applicable notice and cure periods; (ii) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of the Lease, to the extent permitted by this Lease; (iii) against any costs incurred by Landlord permitted to be reimbursed pursuant to this Lease (including reasonable attorneys’ fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s Default for which Landlord shall be entitled to seek reimbursement in accordance with this Lease. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant by the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord as a result of previous draw(s) and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

(d) Additional Covenants of Tenant.

(i) Replacement of Letter of Credit if Issuing Bank No Longer Satisfactory to Landlord. If, at any time during the Term, Landlord determines that (i) the Issuing Bank’s credit rating does not meet Landlord’s then-current standards for banks issuing letters of credit on behalf of Building tenants or (ii) the Issuing Bank is no longer considered to be well capitalized under the “Prompt Corrective Action” rules of the FDIC (as disclosed by the Issuing Bank’s Report of Condition and Income (commonly known as the “Call Report”) or otherwise) or (iii) the Issuing Bank has been placed into receivership by the FDIC, or (iv) the Issuing Bank has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or closed for any reason, then, within ten (10) business days following Landlord’s notice to Tenant, Tenant shall deliver to Landlord a new letter of credit meeting the terms of this Section 10 issued by an Issuing Bank meeting Landlord’s credit rating standards and otherwise reasonably acceptable to Landlord, in which event, Landlord shall return to Tenant the previously held Letter of Credit. If Tenant fails to timely deliver such replacement Letter of Credit to Landlord, such failure shall be deemed a default hereunder without the necessity of additional notice or the passage of additional grace periods.

(ii) Replacement of Letter of Credit Upon Draw. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit plus any cash proceeds previously drawn by Landlord and not applied pursuant to Section 10 (c) above shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement or amended letter of credit in the total Letter of Credit Amount), and any such additional (or replacement or amended) letter of credit shall comply with all of the provisions of this Section 10; notwithstanding anything to the contrary contained in this Lease, if Tenant fails to timely comply with the foregoing, or to deliver the same shall constitute a default by Tenant without the necessity of additional notice or the passage of additional grace periods. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e) Nature of Letter of Credit. Landlord and Tenant waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code (as such section now exists or as it may be hereafter amended or succeeded, “Security Deposit Laws”). Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Section 10(c) above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant, including any damages Landlord suffers following termination of this Lease, all to the extent Landlord is entitled to recover the same from Tenant pursuant to the terms of this Lease.

(f) Application of Letter of Credit Towards Termination Fee or Base Rent Amount.

(i) Application to Termination Fee. If Tenant exercises the Termination Option (described in Section 55(a) below), Landlord will draw upon the Letter of Credit to fund Tenant’s obligation to pay the Termination Fee (defined in Section 55(a) below). If Tenant does not exercise the Termination Option, the terms of Section 10(f)(ii) below will apply.

(ii) If Tenant Does Not Exercise Termination Option. If Tenant does not exercise the Termination Option and is not in Default hereunder, Landlord shall, within five (5) business days following delivery of Tenant’s request therefore, consent in writing to the amendment of the Letter of Credit to reduce the Letter of Credit Amount to $1,356,111.25, subject to further reduction pursuant to Section 10(g) below.

(g) Reduction. Notwithstanding any provision to the contrary in Section 10(a) above, at such time as the Reduction Condition (defined below) has been met, upon written request by Tenant, Landlord will allow the Letter of Credit Amount to be reduced from $1,356,111.25 to $678,755.00 (the “Reduced Letter of Credit Amount”). Such reduction in the Letter of Credit Amount may be accomplished at Tenant’s option, by either (i) an amendment to the then-existing Letter of Credit reducing the face amount thereof to the Reduced Letter of Credit Amount or (ii) Tenant’s delivery to Landlord of a replacement Letter of Credit in the Reduced Letter of Credit Amount, in which event Landlord shall return to Tenant the Letter of Credit then held by Landlord. As used herein, “Reduction Condition” shall mean that (x)

Tenant is not then in Default hereunder, (y) Tenant has not previously failed to timely cure any Default hereunder and (z) Tenant has positive EBITDA during the immediately preceding four (4) consecutive calendar quarters (the “Required Positive EBITDA”), as evidenced by Tenant’s financial statements, which Tenant will furnish to Landlord. Such financial statements of Tenant shall be deemed accepted by Landlord as evidencing the Required Positive EBITDA, unless Landlord objects thereto within ten (10) business days after receipt thereof from Tenant. In the event Landlord objects to Tenant’s financial statements within such ten (10) business day period and the parties are unable to resolve, within thirty (30) days thereafter, whether or not Tenant has the Required Positive EBITDA, Landlord and Tenant shall refer the matter to a mutually agreed independent certified public accountant whose determination on the matter shall be final and binding on the parties. The cost of such certified public accountant shall be borne equally by Landlord and Tenant. The term “EBIDTA” as used herein means earnings before interest, taxes, depreciation and amortization.

11. Use of Premises.

(a) Generally. Tenant may use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for any other legally permitted uses consistent with the operation, maintenance and occupancy of the Building as a first-class office building (any non-office usage is subject to Landlord’s prior written consent) and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building or which will violate any recorded easements, covenants, conditions, restrictions, declarations and similar instruments now or hereafter affecting the Building, nor in any manner inconsistent with the first-class nature of the Building, nor in any manner that would cause the occupancy level of the Premises to exceed the standard density limit for the Building (i.e., five (5) persons per 1,000 rentable square feet); Landlord acknowledges that Tenant intends to occupy the Premises at a density of not more than approximately one (1) person per one hundred seventy-five (175) rentable square feet and agrees that, provided that such occupancy density is in compliance with applicable law, such occupancy density shall not be a breach of this Lease and that no additional payment or compensation shall become due and payable under this Lease solely by reason of such occupancy density; however, Tenant acknowledges that the Building’s HVAC system is not designed to service space occupied at such density and that if and to the extent additional HVAC service is required by Tenant in order to provide for the comfortable occupancy of the Premises due to such density, Tenant will bear the cost of providing such additional HVAC service. Except when and where Tenant’s right of access is specifically prevented as a result of (i) an emergency or casualty, (ii) a requirement of law, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to the Premises, the Building, and the parking areas twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable security procedures.

(b) Hazardous Materials.

(i) Tenant shall not cause or permit the receipt, storage, use, location or handling by Tenant, Tenant’s employees, agents, contractors, subtenants or assignees on the

Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “Hazardous Material,” as that term is hereafter defined. Nothing contained in this Lease shall be construed to make Tenant responsible for any Hazardous Material received, stored, used, located or handled by Landlord or other third party not under the control of Tenant. “Hazardous Material” shall include all materials or substances which are listed in, regulated by or subject to any applicable federal, state or local laws, rules or regulations from time to time in effect, including, without limitation, hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); and asbestos, radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of Hazardous Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(ii) Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises, the Property or any portion thereof, damages for the loss of the Premises or the Property or any portion thereof, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence of any Hazardous Materials, in, on, under, from or about the Premises due to Tenant’s acts or omissions, except to the extent such claims, damages, liabilities, losses, costs and expenses caused by any of the Indemnified Parties. Landlord and its successors and assigns shall indemnify and hold Tenant and its successors and assigns harmless against all such claims or damages to the extent caused by Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective predecessors, successors or assigns. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.

(c) Storage Space.

(i) Provided such space is available for lease from time to time during the Term, Tenant will have the option to lease from Landlord certain storage space located in the basement of the Building (the “Storage Space”) on a month-to-month basis until Tenant terminates the leasing of such Storage Space; provided that in no event will the term of Tenant’s leasing of any Storage Space extend beyond the expiration or sooner termination of this Lease, such option to be exercised by written notice to Landlord (“Tenant’s Storage Exercise Notice”); promptly following delivery of Tenant’s Storage Exercise Notice, Landlord will notify Tenant of the location, size and configuration of any Storage Space which is then available.

(ii) Provided the Storage Space is available for lease following the date of Tenant’s Storage Exercise Notice, the Storage Space shall be delivered in its “as-is” condition and be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations not inconsistent with this Lease governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

(iii) Tenant shall pay Rent for the Storage Space (“Storage Rent”) in the amount equal to $20.00 per rentable square foot per annum in equal monthly installments, plus applicable sale and use taxes, each payable in advance on or before the first day of each month. Any partial month shall be appropriately prorated. All Storage Rent shall be payable in the same manner that Base Rent is payable hereunder.

(iv) All terms and provisions of this Lease shall be applicable to the Storage Space, except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, window washing or electricity to the Storage Space and Tenant shall not be entitled to any allowances, rent credits, or expansion rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. The Storage Space shall not be included in the determination of Tenant’s Share nor shall Tenant be required to pay Operating Expenses, Insurance Expenses or Property Taxes in connection with the Storage Space.

(v) At any time and from time to time, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

12. Compliance with Laws.

(a) By Tenant. Tenant, at its sole cost and expense, shall promptly comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity which are now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant, at its sole cost and expense, shall promptly comply with any Laws that relate to the “Base Building” (defined below) and/or any areas of the Building or the Property outside the Premises, but only to the extent such obligations are triggered by Tenant’s particular use of the Premises (as opposed to office use in general), by Alterations or improvements in the Premises performed or requested by Tenant, or by Tenant’s occupancy of the Premises in excess of the standard density limit for the Building. “Base Building” shall include the structural portions of the Building, the public restrooms (it being acknowledged that restrooms on any full floor comprising the Premises are not “public” restrooms) and the Building mechanical, electrical, life-safety and plumbing systems and equipment located in the internal core of the Building. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant, at Tenant’s expense, may contest by appropriate proceedings in good faith the legality or applicability of any Law affecting the Premises, provided that (i) the Property or any part thereof (including the Premises) shall not be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (ii) no unsafe or hazardous condition remains unremedied as a result of such contest, (iii) such non-compliance or contest is not prohibited under any Security Documents (defined in Section 40) and Tenant posts any security required under such Security Documents in connection with such contest (or the non-compliance that is the subject thereof), (iv) such non compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required by applicable Laws in connection with the operation of the Building, and (v) the Certificate of Occupancy for the Building (or any portion) is neither subject to being suspended by reason such of non-compliance or contest (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). If Landlord may be subject to any civil fines or penalties or other criminal penalties or may be liable to any third party by reason of the Compliance Challenge, then Tenant shall furnish to Landlord, at Tenant’s option, either (x) a bond of a surety company that is issued by, and in form and substance, reasonably satisfactory to Landlord, or (y) such other security that is reasonably satisfactory to Landlord, and, in either case, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord). If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. Landlord shall have the right to use the aforesaid bond or other security to satisfy any such fines or penalties that are levied or assessed against Landlord as a result of the Compliance Challenge; Landlord’s obligation to so return such bond or other security shall survive the expiration or sooner termination of this Lease. Landlord shall return to Tenant the aforesaid bond or other security (or the unapplied portion thereof, as the case may be), promptly after Tenant completes the Compliance Challenge. If Tenant institutes a Compliance Challenge which concludes on or after the date of expiration or termination of this Lease, Tenant’s obligations hereunder with respect to the compliance in question will survive the expiration or sooner termination of this Lease to the extent that the result of any Compliance Challenge is that Tenant is required to perform any compliance work.

(b) By Landlord. Landlord represents to Tenant that, as of the Effective Date, Landlord has not received written notice from any governmental authority of any currently existing condition in the Premises or Base Building which has been interpreted as a material violation of Laws for which Landlord’s compliance is currently required. Landlord shall comply with all Laws relating to the Base Building (exclusive of any Base Building systems that were constructed by or for the benefit of Tenant) and the Common Areas, provided that such compliance with Laws is not the responsibility of Tenant under this Lease. Landlord’s obligation hereunder shall include the obligation to perform, at Landlord’s sole cost and expense and not as an Operating Expense, any work necessary to bring the restrooms located on the sixth (6th) floor of the Building, into compliance with Law as applicable to the restrooms as of the date of Landlord’s delivery of the Premises to Tenant, and to perform any “path of travel” work applicable to the Premises as of the date of Landlord’s delivery of the Premises to Tenant (the “ADA Work”). Notwithstanding the foregoing, except with respect to the ADA Work, Landlord shall have the right to contest in good faith any alleged violation of Law, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 12 (other than in connection with the ADA Work) to the extent consistent with the terms of Section 7(b) above.

13. Waste Disposal. All normal trash and waste (i.e., waste that does not require special handling pursuant to the provisions of this Section 13 set forth below), including, without limitation, recycling, trash and composted materials, shall be placed in appropriate receptacles in the Premises in conformance with the guidelines of the local waste disposal plan then in effect and the rules and regulations issued by Landlord and shall be disposed of through the janitorial service. Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to the first sentence of this Section 13, and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to the immediately preceding sentence.

14. Rules and Regulations. The current rules and regulations of the Building (the “Rules and Regulations”), a copy of which is attached hereto as Exhibit D, and all reasonable rules and regulations and modifications thereto not inconsistent with the terms of this Lease which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant are hereby made a part of this Lease and shall be observed and performed by Tenant, its agents, employees and invitees.

15. Services.

(a) Generally. The normal business hours of the Building (“Building Service Hours”) shall be from 7:00 A. M. to 6:00 P.M. on Monday through Friday, exclusive of Building holidays as reasonably designated by Landlord in Landlord’s sole discretion (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord shall furnish the following services during the Building Service Hours except as noted:

(i) Passenger elevator service at all times;

(ii) Heating, ventilation and air conditioning (“HVAC”) reasonably adequate to allow for the comfortable occupancy of the Premises and commensurate with the service provided at Comparable Buildings, subject to governmental regulations, so long as the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the following thresholds:

(A)	Occupant Load: The maximum occupancy load permitted by the San Francisco Department of Building Inspection with respect to the Premises;

(B)	Equipment & Lighting Load: 5.0 watts per usable square foot, including overhead lighting.

(iii) Water at all times for all restrooms and lavatories;

(iv) Janitorial service Monday through Friday (exclusive of Building Holidays), commensurate with the service provided at Comparable Buildings;

(v) Electric power at all times except during required maintenance or repair or unless due to casualty or a Force Majeure Event (defined in Section 19 below) for lighting and outlets not in excess of the total watts per usable square foot of the Premises described in clause 15(a)(ii) above at 100% connected load (Tenant shall pay for any electrical service in excess of such amount); and

(vi) Replacement of Building standard lamps and ballasts as needed from time to time.

(b) Extra Services. Except as expressly set forth herein, Tenant shall have no right to any services in excess of those provided herein:

(i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord (as of the Effective Date, Landlord’s charge for after hours HVAC is $189.00 per hour plus the cost of engineering (currently $75.00 per hour)). The foregoing charges are subject to change from time to time to the extent necessary to meet changes in Landlord’s cost of providing such service. Any such increased charge shall be based upon the actual cost of electricity consumed by the Building’s HVAC equipment and Landlord’s reasonable, good faith estimate of the cost of increased maintenance and wear and tear on the Building’s HVAC equipment plus such after-hours usage, and labor costs, if any, related to the provision of such after-hours HVAC service.

(ii) if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord;

(iii) Landlord shall have the right to measure Tenant’s electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per rentable square foot basis, to exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord as additional Rent the estimated cost of such excess electrical usage and, if applicable, for the cost of purchasing, installing and maintaining the measuring device(s);

(iv) If Tenant installs or operates a server room or supplemental HVAC units or other forms of high-consumption equipment or areas, Landlord will have the right to install, at Tenant’s sole cost and expense, a separate electrical meter to measure Tenant’s electrical consumption in such areas or from such equipment and to require that Tenant pay Landlord directly for the electricity consumed in such areas or by such equipment, on a monthly basis, within ten (10) days after the delivery and an invoice from Landlord at the rates charged to Landlord by the electric company, without markup.

(v) if Tenant uses any other services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as additional Rent hereunder a reasonable sum as reimbursement for the cost of such added services, and to charge Tenant for the cost of any administrative time, additional equipment or facilities or modifications thereto which are necessary to provide the additional services, and/or to discontinue providing such excess services to Tenant.

(c) Interruptions. Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease or be deemed an eviction, constructive or actual. Landlord shall use reasonable efforts to furnish uninterrupted services as required above. Notwithstanding the foregoing, in the event that any interruption or discontinuance of services provided pursuant to Section 15(a) was within the reasonable control of Landlord to prevent (and was not caused in any way by the act or omission of Tenant or Tenant’s employees, invitees or contractors), (ii) continues beyond five (5) business days after the date of delivery of written notice from Tenant to Landlord, (iii) materially and adversely affects Tenant’s ability to conduct business in the Premises, or any material portion thereof, and (iv) on account of such interruption or disturbance Tenant ceases doing business in the Premises, Base Rent shall abate proportionately, beginning on the sixth (6th) business day after delivery of said notice and continuing for so long as Tenant remains unable to (and in fact does not) conduct its business in the Premises or such portion thereof. To the extent within Landlord’s reasonable control, Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service as soon as reasonably practicable.

(d) Back-Up Power. The options described in this Section 15(d) are available to Tenant for back-up electrical power to the Premises. Tenant shall have until the date that is one hundred eighty (180) days following the Commencement Date (the “Back-Up Outside Date”) in which to elect, by written notice to Landlord, one (1) of the following options:

(i) UPS Battery Installation. The Premises, as configured as of the Effective Date, includes an area (the “Battery Area”) located adjacent to the room used by the prior occupant of the Premises as a server room, which is configured to accommodate the installation of a UPS battery. If Tenant elects to so install a UPS battery within the Battery Area, any such installation shall be subject to the terms and conditions of this Lease, including, without limitation, Section 11(b) above.

(ii) Portable Generator. Tenant may install a portable generator within the Premises which can be plugged into the existing server room; the installation of any such portable generator shall be in compliance with Landlord’s reasonable guidelines therefore, and all applicable Laws, including, without limitation, the requirement that any such generator be properly vented and that any noise attenuation measures reasonably requested by Landlord be taken, all at Tenant’s sole cost and expense.

(iii) Building Generator.

(1) At Tenant’s option, Landlord shall make the currently unused emergency generator located at the 2 Harrison Street building (the “Offsite Building Generator”) available for the exclusive use of Tenant for the purpose of providing emergency electric power service (“EPS”) to the Premises, for a minimum term (the “EPS Term”), measured from the date Tenant connects to the Transfer Switch (defined below), through the Term of this Lease. To Landlord’s knowledge, the Offsite Building Generator is currently configured for 480v output, however, Landlord does not represent or warrant that the Offsite Building Generator will perform in accordance with such configuration or is suitable for Tenant’s use, and Tenant will accept the Offsite Building Generator in its “as-is” condition. Landlord shall not be liable in any way to Tenant for any delay, interruption, failure, variation or defect in or with regard to the Offsite Building Generator or EPS, and in no event shall Landlord be liable to Tenant for special, indirect or consequential damages which may result from any such delay, interruption, failure, variation or defect, except to the extent caused by Landlord’s or its employee’s, contractor’s or agent’s gross negligence or willful misconduct or breach of this Lease. If Tenant elects to use the Offsite Building Generator, Tenant, at Tenant’s cost, may perform the work necessary to ‘step down’ any EPS provided by the Offsite Building Generator to the Premises as may be necessary to EPS, all in accordance with the provisions of Section 22 below; Tenant’s work may include the installation of. (i) an automatic transfer switch (the “Transfer Switch”) in the Premises at a location to be designated by Tenant and reasonably satisfactory to Landlord, to supply the EPS to the Premises at connection points dedicated exclusively to Tenant, and (ii) a connection from the Offsite Building Generator to the Transfer Switch.

(2) Tenant shall pay all actual costs and expenses incurred in making EPS available to the Premises, including the costs to furnish and install the Transfer Switch and all cabling and other devices necessary to connect the Offsite Building Generator to the Transfer Switch, as well as the commercially reasonable fees of any consultant or engineer retained by Landlord to monitor the performance of Tenant’s work; and

(3) Tenant shall not transfer or assign the right to receive EPS service except in connection with an assignment of this Lease consented to by Landlord as and to the extent required under Section 43, and under no circumstances shall this right be transferred or assigned to any party who is not a tenant under this Lease. Tenant acknowledges that the Offsite Building Generator (and any replacement or substitute therefor), and all connections thereto, are and shall remain the sole property of Landlord and may not be removed by Tenant.

(4) Landlord shall have the right, in Landlord’s sole discretion and at Landlord’s expense, at any time and from time to time during the EPS Term, upon not less than thirty (30) days prior written notice to Tenant, to relocate the Offsite Building Generator to other areas of the Project, or to substitute different or additional generators for those comprising the Offsite Building Generator system as of the date hereof, so long as Landlord uses diligent efforts in accordance with then-prevailing industry standards to insure that at no time during any such relocation will the EPS be inaccessible to Tenant. Tenant shall cooperate with Landlord to effectuate any such relocation or substitution affecting the Offsite Building Generator.

(5) If Tenant elects to use the Offisite Building Generator, Tenant, at Tenant’s sole cost, shall maintain and repair the Offsite Building Generator in first-class working order throughout the EPS Term in accordance with then-prevailing industry standards, and shall maintain such service contracts and take such other actions as may be necessary in Landlord’s reasonable judgment to keep the Offsite Building Generator in good working order. Tenant will conduct tests of the Offsite Building Generator as and when necessary in accordance with manufacturer’s specifications and prevailing industry provisions, but not more frequently than quarterly, and only in accordance with a schedule approved in writing in advance by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). At the end of the EPS Term, Tenant will return the Offsite Building Generator to Landlord in good working order and repair, commercially reasonable wear and tear excepted.

(iv) Outside Generator. A prior occupant of Premises constructed an infrastructure on the exterior of the Building for the installation of a temporary “drop ship” generator. Tenant, at Tenant’s sole cost and expense, may use such infrastructure and contract with a third-party provider for a deliverable portable generator which can be connected to such infrastructure to provide back-up electrical power to the Premises. Any work required to configure such infrastructure to the Premises shall be performed in accordance with all applicable Laws and with Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed). Landlord will have no responsibility to maintain or guarantee the performance of any such infrastructure, and the cost of repair and maintenance of any such infrastructure shall be borne by Tenant during the Term.

(e) Tenant’s Security. Tenant may, at its sole cost and expense, install its own security system (“Tenant’s Security System”) in the Premises (and in common stairwells in the core of the Building if the Premises are expanded to include contiguous floors); provided, however, that Tenant’s Security System shall at all times be compatible with all Building Systems now or hereafter existing. Tenant shall be solely responsible for ensuring such full compatibility, and acknowledges and agrees that Tenant shall not install, nor shall Tenant have any right to operate, any Tenant’s Security System that is not so compatible. By way of example, and without limiting the generality of the foregoing, Tenant’s Security System shall be considered incompatible if it is not completely independent of all other security systems at the Building or if the installation, monitoring, use, operation, maintenance or removal thereof could reasonably be expected to adversely affect any base Building systems (including any other security systems). Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Security System to be properly installed, monitored, maintained and operated at all times during the Term. Tenant’s Security System, if any, shall be part of Tenant’s property and at Landlord’s option will be removed from the Premises at Tenant’s cost at the expiration or sooner termination of this Lease.

16. Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone or data equipment, including wiring, within the Premises or for providing telephone or data service or connections from the utility to the Premises, except as required by law. Landlord shall be responsible for removing any of the severed cabling which exists in the Premises as of the Effective Date within forty-five (45) days after the later to occur of (x) Tenant’s delivery of its removal request notice to Landlord and (y) the date that Tenant elects (or is deemed to elect) not to exercise the Termination Option. If Tenant requests that Landlord remove any such existing cabling, Tenant and Tenant’s contractors will cooperate with Landlord and Landlord’s contractors in a effort to coordinate the timely and efficient removal of such existing cabling. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without Landlord’s prior written consent. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone or data closets within the Building, except in the manner and under procedures reasonably established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. Subject to the third sentence of this Section 16, all costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone or data wiring within the Building shall be an Operating Expense unless and to the extent Landlord is otherwise reimbursed for such costs by any tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone or data services to the Premises, except (a) in the case of property damage, to the extent caused by Landlord’s or its employee’s, contractor’s or agent’s gross negligence, willful misconduct or Landlord’s breach of this Lease (and, in such event, subject to the provisions of Section 26(e) below), and (b) in the case of loss of use of the Premises, the provisions of Section 15(c) above will be deemed to apply. All electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant is referred to herein as “Cable”. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable (provided Landlord’s contractors charge commercially reasonable rates for services rendered by persons or entities of similar skill, competence and experience). All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. At the expiration or sooner termination of this Lease, Tenant will remove all Cable installed by or on behalf of Tenant or Tenant’s subtenants or assignees from the Building at Tenant’s sole cost. Subject to the foregoing, Landlord will provide Tenant with reasonably sufficient capacity to install a reasonable quantity of telecommunications Cable in the Building’s vertical riser system to the Building closet on the sixth (6th) floor (the “Closet”) and, if requested by Tenant, from the Premises to the Building rooftop. All work of installing Cable in the Building’s vertical riser system to the Closet shall be performed, at Tenant’s cost, using Landlord’s designated telecommunications service provider. All work of installing Cable from the Closet to Premises (and distribution of same within the Premises) shall be performed by Tenant’s contractor, at Tenant’s cost. Tenant shall not be charged any “access” or “riser” fees in connection with its use of the Building’s risers, conduits, shafts or similar Common Areas for Tenant’s Cable; provided that Tenant will be required to pay the fees and costs of Landlord’s riser management company incurred in connection with Tenant’s installation, use and/or removal of Cable.

17. Signs.

(a) Generally. Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, Common Areas or the roof of the Building, provided that suite door signage and elevator lobby signage shall be permitted if in keeping with Landlord’s Building standard signage specifications, at Tenant’s cost.

(b) Building-Standard Signage. Landlord, at Landlord’s sole cost and expense, shall initially provide Tenant with Building-standard signage in the Building’s ground floor lobby and any Building sign directories. Any subsequent changes to, or revisions or replacements of such signage, shall be at Tenant’s sole cost and expense.

18. Parking. Tenant will have the right to the license to park in the number of parking spaces described in the Basic Lease Provisions pursuant to the terms of Exhibit E attached hereto.

19. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party’s control (a “Force Majeure Event”) which results in such party being unable to timely perform its obligations hereunder (other than the inability to pay any amount due hereunder), and so long as such party diligently proceeds to perform such obligations after the end of such force majeure event, such party shall not be in breach hereunder.

20. Repairs and Maintenance By Landlord. Landlord hereby represents that all Building Systems serving the Premises are in good working order and repair as of the Effective Date. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. In no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as expressly set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Sections 23 and 24 below), and subject to normal wear and tear, Landlord shall maintain in first-class condition and repair throughout the Term (i) the structural elements of the Building, including the roof, exterior walls, exterior windows and foundation, (ii) Common Areas, (iii) the mechanical, electrical, plumbing (from the point where such plumbing connects to the interior of the Premises) and HVAC systems which serve the Building in general (the “Building Systems”), provided such repairs are not occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereafter in effect.

21. Repairs By Tenant. Except as described in Section 20 above, Tenant shall, at its sole cost and expense, maintain the Premises below the ceiling grid in good repair, including making all necessary repairs and replacements. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (defined in Section 22); (f) supplemental air conditioning units, if any, (g) kitchens (including hot water heaters), plumbing, and similar facilities exclusively serving Tenant, whether such items are installed by or on behalf of Tenant or are currently existing in the Premises and (h) Cable. Tenant shall further, at its own cost and expense, (except as set forth in Section 23) repair or restore any damage or injury to all or any part of the Building or Property caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises. If Tenant fails to make such repairs or replacements within fifteen (15) days after notice from Landlord, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements (including Landlord’s commercially reasonable administrative charge) shall be charged to Tenant as additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

22. Alterations and Improvements/Liens.

(a) Generally. Except for minor, decorative alterations performed below the ceiling of the Premises which do not affect the Building’s structure or systems, will not create excessive noise or result in the dispersal of odors or debris (including dust or airborne particulate matter), are not visible from outside the Premises, do not require, in Landlord’s reasonable opinion, the procurement of a building permit and do not cost in excess of $50,000.00 (the “Permissible Alterations Threshold”) in the aggregate in any one year, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises (“Alterations”) without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be granted or withheld in Landlord’s sole discretion if the Alterations will affect the Building’s structure or systems, or will be visible from outside the Premises. The Permissible Alterations Threshold will be increased, effective as of every third (3rd) anniversary of the Commencement Date, to an amount equal to the original Permissible Alterations Threshold increased by the aggregate increase (expressed as a percentage) in the CPI (defined below) most recently issued prior to such anniversary over the CPI most recently issued prior to the Commencement Date. As used herein, the “CPI” shall mean the Consumer Price Index, All Items, San Francisco - Oakland - San Jose, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor or such successor index as may be established to provide a measure of the current purchasing power of the dollar (provided, however, that if no successor index is published by the United States Department of Labor, Landlord may select in its reasonable discretion a substitute index or method of measuring inflation ). If Landlord’s consent to proposed Alterations is required, prior to starting work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord) to the extent typically prepared for such type of Alteration prepared by an architect and engineers reasonably acceptable to Landlord (provided that Landlord may designate specific engineers with respect to work affecting the Base Building); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable (provided Landlord’s contractors charge commercially reasonable rates for services rendered by persons or entities of similar skill, competence and experience) and Landlord, in Landlord’s sole and absolute discretion, may also require that Tenant use only union labor for any work in the Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord, the managing agent for the Building and such other person or entities as Landlord may reasonably request as additional insureds, in the case of any Alterations which will cost in excess of $100,000.00. Landlord shall use reasonable efforts to respond to Tenant’s request for consent to a proposed Alteration within ten (10) business days after receipt of the above required information. Tenant shall reimburse Landlord for any reasonable out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alteration equal to three percent (3%) of the total cost of the Alteration. Upon completion, Tenant shall furnish Landlord with at least three (3) sets of “as-built” plans (as well as a set in CAD format, if requested by Landlord) for Alterations, completion affidavits and full and final, unconditional waivers of lien and will cause a Notice of Completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Section 3093 of the California Civil Code or any successor statute and will timely provide all notices required under Section 3259.5 of the California Civil Code or any successor statute or any successor statute. Any Alterations shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any

Tenant Improvements constructed pursuant to the Work Agreement and any Alterations prior to the expiration or sooner termination of this Lease if in Landlord’s good faith determination such Alteration(s) or Tenant Improvement(s) constitute Specialty Improvements (defined below). If Tenant requests in writing as of the date of Tenant’s request for Landlord’s consent to any Tenant Improvements or Alterations (“Removal Request”), Landlord will notify Tenant at the time of Landlord’s consent to any such Tenant Improvements or Alterations as to whether Landlord deems the same to be Specialty Improvements (defined below) and will require their removal. All costs of any Alterations (including, without limitation, the removal thereof) shall be borne by Tenant. If, prior to the expiration or sooner termination of this Lease, Tenant fails to timely complete the removal of any Tenant Improvements or Alterations required to be removed hereunder and/or to repair any damage caused by the removal in a manner satisfactory to Landlord in Landlord’s reasonable discretion, Landlord may do so and may charge the cost thereof to Tenant. All Alterations shall be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) in accordance with Landlord’s then-current guidelines for construction, and Tenant shall maintain appropriate liability and builder’s risk insurance throughout the construction. “Specialty Improvements” shall mean Alterations or Tenant Improvements, installed by or at the request of Tenant following the Effective Date, that (i) perforate, penetrate or require reinforcement of a floor slab (such as interior stairwells [not including any interior stairwells existing in the Premises as of the Effective Date or in any interior stairwells existing in any space leased by Tenant pursuant to Section 55(b) below as of the date such space is delivered to Tenant]) or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system (not including any raised flooring system existing in the Premises as of the Effective Date or existing in any space leased by Tenant pursuant to Section 55(b) below as of the date such space is delivered to Tenant), (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (for example, a shower, executive washroom or kitchen), or (v) consist of the construction of substantial non-office improvements of a type which are unlikely to be used by future tenants of the Building. Tenant will indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property arising out of or relating to the performance of any Alterations by or on behalf of Tenant, except to the extent caused by Landlord, its employees, contractors or agents. Under no circumstances shall Landlord be required to pay, during the Term (as the same may be extended or renewed), any ad valorem or Property tax on such Alterations, Tenant hereby covenanting to pay all such taxes when they become due.

(b) Liens. Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant is in good faith contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond or other security reasonably satisfactory to Landlord, within ten (10) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional Rent reserved under this Lease due and payable forthwith.

23. Destruction or Damage.

(a) Completion Estimate. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started, then either Tenant or Landlord shall have the right to terminate this Lease upon written notice delivered to other within thirty (30) days following delivery of the Completion Estimate. In addition, (x) Landlord and Tenant, by notice delivered to the other within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if the Premises have been materially damaged and there are less than two (2) years of the Term remaining on the date of the Casualty; and (y) Landlord, by notice to Tenant delivered within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if (1) any Holder requires that the insurance proceeds be applied to the payment of the mortgage debt; or (2) a material uninsured loss to the Building or Premises occurs.

(b) Landlord’s Repair; Abatement. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition and finish that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. If this Lease is not terminated, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alteration. Landlord will have no obligation to restore, or bear the cost of restoration of, any Alterations except to the extent that Landlord receives funds therefore from Tenant (either as a direct payment or as part of Tenant’s insurance proceeds). In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord and the amount of any deductible, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in default, during any period of time that all or a material portion of the Premises is rendered untenantable or inaccessible as a result of a Casualty, Base Rent shall abate for the portion of the Premises that is untenantable or inaccessible and not used by Tenant.

(c) Statutory Waiver. The provisions of this Lease, including this Section 23, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, Building or Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, Building or Property.

24. Eminent Domain. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or conveyance in lieu thereof (a “Taking”), it being agreed that a “material part” shall be any part which materially impairs Tenant’s ability to conduct its business in the Premises, or materially increases its cost of doing so. Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property that would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

25. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the proven negligence or willful misconduct of Landlord, its employees, contractors or agents (but subject to the waiver of subrogation provisions set forth in Section 26(e) below).

26. Insurance; Waivers.

(a) Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of Tenant in or about the Premises against claims for bodily injury, death, property damage and products liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $2,000,000 each occurrence for bodily injury, death and property damage, $2,000,000 for products/completed operations aggregate, $2,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 and Umbrella Liability Insurance in an amount not less than $5,000,000 for each policy year. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein.

(ii) Insurance covering all of the items included in Tenant’s heating, ventilating and air conditioning equipment maintained by Tenant, all trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and all Tenant Improvements and any Alterations in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risk” (i.e., “Special Cause of Loss”) fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 23 above.

(iii) Workers’ Compensation insurance in amounts required by law.

(iv) Employer’s Liability coverage of at least $1,000,000.00 per occurrence.

(b) Requirements for Tenant’s Policies. All policies of the insurance provided for in Section 26(a) above shall be issued by insurance companies with a rating and financial size of not less than A:VI in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i) shall designate Landlord (as well as Landlord’s managing agent and any mortgagee of Landlord) as an additional insured, except with respect to the insurance described in Sections 26(a)(iii) and 26(a)(iv) above;

(ii) shall be delivered in its entirety (or, in lieu thereof, a certificate in form and substance satisfactory to Landlord) to each of Landlord and any such other parties in interest prior to any entry by Tenant or Tenant’s employees or contractors onto the Premises and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent or, if not commercially available, in such form as Landlord reasonably approves;

(iii) shall contain (or the certificate evidencing such policy shall contain) a provision that the insurer will endeavor to give to Landlord and such other parties in interest at least thirty (30) days notice in writing (and ten (10) days in the case of non-payment)

in advance of any material change, cancellation, or the effective date of any material reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Additional Insurance Obligations. Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Section 26 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested from time to time by Landlord, so long as the coverage required is not materially in excess of such types and amounts of coverage as are then typically required by owners of Comparable Buildings.

(d) Landlord’s Insurance. During the Term, Landlord shall keep in effect (i) commercial property insurance on the Base Building (but not on the Tenant Improvements or any Alterations or any of Tenant’s personal property) at replacement cost value, as reasonably estimated by Landlord, and (ii) a policy or policies of CGL insurance in combined single limits of not less than $5,000,000.00 each occurrence for bodily injury, death, property damage and personal insury insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property and (iii) such other types of insurance coverage, if any, as Landlord, in Landlord’s sole discretion, may elect to carry.

(e) Subrogation. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 26(a)(ii) and Section 26(d) above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible (this will not preclude Landlord from including deductible payments in Operating Expenses). These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 26(a)(ii) and Section 26(d). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.

27. Indemnities.

(a) Tenant’s Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord’s employees, contractors or agents, Tenant will indemnify, defend, protect and hold harmless Landlord, its agents and employees from and against any and all loss, cost, damage or liability arising in any manner (i) caused anywhere in the Building or on the Property due to the negligence or willful misconduct of Tenant, its agents, contractors or employees or (ii) due to any occurrence in the Premises (or arising out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, contractors, or employees, or (iii) arising out of Tenant’s breach or Default under the terms of this Lease. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Holders (defined in Section 39(a)) and agents from all claims for any injury to or death of persons, damage to property or loss of profits or revenue in any manner related to (a) force majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, and/or (d) the inadequacy or failure of any security or protective services, personnel or equipment.

(b) Landlord’s Indemnity. Except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, invitees, subtenants or assignees, Landlord will indemnify, defend, protect and hold Tenant harmless from and against all loss, cost, damage or liability caused by the negligence or willful misconduct of Landlord, its employees, contractors or agents which occur on the Property or Common Areas.

(c) Reasonable Expenses. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorneys’ fees. Notwithstanding any other provision of this Lease to the contrary, in no case shall Landlord be liable to Tenant for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any breach of this Lease or otherwise, notwithstanding anything to the contrary contained in this Lease.

(d) Subject to Subrogation Waivers. The indemnities contained herein do not override the waivers contained in Section 26(e) above.

28. Acceptance and Waiver. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees (but subject to the insurance provisions in Section 26 above), Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is a corporation, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury.

29. Estoppel. Tenant shall, from time to time, within ten (10) business days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in Default hereunder, whether Tenant has any offsets or defenses against Landlord under this Lease and whether or not to the best of Tenant’s knowledge Landlord is in Landlord Default (defined in Section 33 below) hereunder (and if so, specifying the nature of the Landlord Default), and any other information reasonably requested by Landlord regarding this Lease, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. If Tenant fails to timely deliver to Landlord either (i) an executed estoppel certificate or (ii) good faith comments to a proposed estoppel certificate and thereafter fails again to deliver the same within five (5) business days after delivery of a further request for same, the estoppel prepared by Landlord will be irrevocably deemed true and correct and binding upon Tenant. Additionally, Landlord shall, from time to time, upon not less than fifteen (15) days prior to the request by Tenant, execute and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which Rent has been paid, that Landlord is not in Landlord Default (defined in Section 33) hereunder and whether to the best of Landlord’s knowledge Tenant is in Default hereunder (and if so, specifying the nature of the Default), being it intended that any such statement delivered by Landlord may be relied upon by a prospective subtenant, or assignee of Tenant or an entity providing financing to Tenant.

30. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service and sent (a) if to Landlord, to the addresses set forth in Paragraph 13 of the Basic Lease Provisions and (b) if to Tenant, (i) to the address set forth in Paragraph 13 of the Basic Lease Provisions or (ii) in Landlord’s sole discretion, if sent after the Commencement Date, to the Premises. Any such notice shall be deemed given on the earlier of two (2) business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof (unless receipt occurs on a weekend or holiday, in which case notice will be deemed given on the next-succeeding business day) or refusal to accept delivery. Either party may change its notice address set forth in Paragraph 13 of the Basic Lease Provisions by notice to the other party in accordance with the terms of this Section 30.

31. Default. The occurrence of any of the following events shall constitute a default on the part of Tenant (“Default”) without notice from Landlord unless otherwise provided:

(a) Payment. Failure to pay any installment of Base Rent, additional Rent or other monies due and payable hereunder upon the date when said payment is due, where such failure continues for a period of five (5) business days after receipt by Tenant of written notice from Landlord of such failure to pay when due (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor statute) (a “Monetary Default”);

(b) Performance. Failure to perform any of Tenant’s covenants, agreements or obligations hereunder (except default in the payment of Rent), where such default continues for thirty (30) days after written notice thereof from Landlord (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor statute); provided, however, that if the nature of Tenant’s default obligation is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall promptly commence such cure within such thirty (30) day period and thereafter continuously and diligently prosecute such cure to completion;

(c) [INTENTIONALLY OMITTED];

(d) Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of a voluntary petition by Tenant or, unless removed within ninety (90) days of filing, the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors;

(f) Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or of the Premises or any interest of Tenant therein;

(g) Insolvency or Dissolution. Tenant shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Tenant or of substantially all of its assets which is not vacated within ninety (90) days after entry of an order; or Tenant shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and

(h) Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises or any interest of Tenant under this Lease which is not vacated within ninety (90) days after entry of an order.

32. Landlord’s Remedies. Upon the occurrence of any Default under this Lease, whether enumerated in Section 31 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of this Lease):

(a) Termination. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i) and (ii), above, shall be computed by allowing interest at the Interest Rate. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b) Continue Lease. Employ the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided that notwithstanding Landlord’s exercise of the remedy described in California Civil Code Section 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 32(a).

(c) Acceptance Not Waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

(d) Waiver of Redemption. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

(e) Jury Trial. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 32(e) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 - 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 38 below. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 32(e), the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 32(e). In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 32(e) shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

(f) Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

(g) Landlord’s Right to Perform. If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to five percent (5%) of such cost.

(h) Unenforceability. This Section 32 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion of this Section 32 shall not thereby render unenforceable any other portion.

33. Landlord Default Landlord shall be considered to be in default in the performance of any obligation to be performed by Landlord under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after the date of delivery of written notice of such failure; provided, however, that if such failure cannot reasonably be cured within said thirty (30) day period (other than Landlord’s payment of any monetary obligation to Tenant), Landlord shall be in default thereunder only if Landlord fails to commence the cure of said failure as soon as reasonably practicable under the circumstances, or fails diligently to pursue the same to completion (but in no event later than sixty (60) days after the date of delivery of Tenant’s notice of such failure); and (ii) each Holder of whose identity Tenant has been notified in writing shall have failed to cure such default within thirty (30) days (or such longer period of time as may be specified in any written agreement between Tenant and such Holder regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above (a “Landlord Default”). In the event of a Landlord Default, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such Landlord Default and Tenant may pursue any and all remedies available to it at law or in equity; provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a Landlord Default and failure to cure by Landlord and its Holder under this Lease and, further, in no event shall Tenant be entitled to terminate this Lease or receive more than its actual direct damages arising from such Landlord Default, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages or any damages attributable to loss of or interruption to Tenant’s business operations. Except as otherwise expressly set forth in this Section, no right or remedy herein conferred upon or reserved to Tenant is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Tenant shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Tenant at law or in equity. Forbearance by Tenant to enforce one or more of the remedies herein provided upon an Landlord Default shall not be deemed or construed to constitute a waiver of such Landlord Default.

34. Service of Notice Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person is then in charge of or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

35. Advertising. Landlord may advertise the Premises as being “For Rent” at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason, and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant. Landlord shall have the right to so exhibit the Premises provided it complies with reasonable procedures established by Tenant.

36. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord. The Premises will be delivered in broom clean condition and otherwise in the same condition as on the Commencement Date, damage due to casualty and ordinary wear and tear associated with the responsible use of first-class office space only excepted, and Tenant shall remove all of its personal property therefrom and all Cable installed by or for the benefit of Tenant and shall, to the extent required in accordance with the provisions of this Lease and if directed to do so by Landlord, in accordance with the provisions of Section 22, remove any Tenant Improvements or Alterations and restore the Premises to its original condition prior to the construction of such Tenant Improvements or Alterations which have been made therein by or on behalf of Tenant. If Tenant previously performed Specialty Improvements requiring Landlord’s consent pursuant to Section 22(a) above but for which Tenant failed to procure Landlord’s consent (“Non-Approved Alterations”), Landlord may, on or before the Expiration Date, require that Tenant remove all or any of such Non-Approved Alterations if Landlord in good faith determines that any of such items constitutes a Specialty Improvement. Landlord and

Tenant will jointly tour the Premises prior to the Expiration Date in order to create a schedule of Non-Approved Alterations. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term.

37. Removal of Fixtures. Tenant may, prior to the expiration of the Term, or any extension thereof, remove any trade fixtures and personal equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal. Unless otherwise approved in writing by Landlord in Landlord’s sole and absolute discretion, CRAC units or other supplementary server room cooling devices, additional transformers, computer and telecommunications and sound system infrastructure, racks, plumbing lines and sinks, millwork, built-in furniture and above standard lighting fixtures shall in no event be deemed to be removable trade fixtures or personal equipment for purposes of this Section 36.

38. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay Base Rent for such period that Tenant holds over without written consent at the rate of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section 38 shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term or to prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

39. Attorneys’ Fees. In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding. Without limiting the generality of the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord reasonable actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord.

40. Security Holder’s Rights.

(a) Landlord hereby represents that there is, as of the Effective Date, no Holder of Security Document. Conditioned upon Tenant’s receipt of a non-disturbance agreement, this Lease shall be subject and subordinate (i) to any ground lease, mortgage, deed of trust or other security interest encumbering the Property after the Effective Date and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any ground lease, mortgage, deed of trust or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes this Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which Landlord or Holder may reasonably deem necessary to evidence the subordination of this Lease to the Security Documents. Tenant will either execute or make good faith comments to any proposed Security Documents within ten (10) business days following delivery of same to Tenant.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under this Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under this Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in this Lease, for the recovery of Rent or for any other default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Notwithstanding anything to the contrary set forth in this Section 40, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that this Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

(e) Landlord will use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any future mortgagee on such mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

41. Entering Premises. Landlord may enter the Premises at reasonable hours, provided that Landlord will use reasonable efforts not to unreasonably interrupt Tenant’s business operations and that 24 hours’ prior notice (which notice may be given by electronic mail or telephonically) is given (except that if in the opinion of Landlord any emergency exists, such entry may be at any time and without notice): (a) to make repairs, perform maintenance and provide other services (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building; (e) to show the Premises to prospective purchasers, lenders or, during the last 180 days of the Term, to tenants and (f) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant or otherwise because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, Tenant shall pay all overtime and other extra costs.

42. Relocation. [INTENTIONALLY OMITTED]

43. Assignment and Subletting.

(a) Generally. Except as otherwise provided herein (including, without limitation, in connection with a “Permitted Transfer” as defined in Section 43(h) below), Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise), but excluding transfers of stock over a recognized securities exchange) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent, except in connection with a Permitted Transfer. Consent to one assignment or sublease shall not nullify or waive this provision, and all later assignments and subleases other than Permitted Transfers shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder (but in the case of a sublease, only to the extent allocable to the sublessee pursuant to the sublease), without relieving Tenant’s liability hereunder and, in the event of any Default by Tenant, Landlord may, at its option, but without any obligation to do so, elect to treat any sublease as a direct lease with Landlord and/or to collect rent payable under the sublease directly from the subtenant.

(b) Transfer Notice. If Tenant desires to assign or sublease other than in connection with a Permitted Transfer (“Transfer”), Tenant shall provide written notice to Landlord describing the proposed transaction in detail (“Transfer Notice”) and provide all documentation (including detailed financial information for the proposed assignee or subtenant (a “Transferee”)) reasonably necessary to permit Landlord to evaluate the proposed transaction, including without limitation the following:

(i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice;

(ii) a description of the portion of the Premises to be transferred (the “Subject Space”);

(iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 43(e) below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and,

(iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent or not in compliance with this Section 43 shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an incurable default by Tenant under this Lease.

(c) Landlord’s Options. Upon any request by Tenant for Landlord’s consent to a Transfer, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the Subject Space (in the event of a subleasing request). Landlord shall notify Tenant within thirty (30) days after Landlord’s receipt of the subject Transfer Notice (“Recapture Notice”) and all other documentation and information required to be provided pursuant to Section 43(b) above, whether Landlord intends to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested Transfer; in such event, Landlord’s consent to a Transfer will not be unreasonably withheld, conditioned or delayed. Tenant may, no more than once in any twelve (12) month period, withdraw its request for consent by notice delivered to Landlord within five (5) business days after delivery of Landlord’s Recapture Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

(i) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

(ii) The Transferee intends to use the Subject Space for purposes which are not permitted hereunder;

(iii) The Transferee is either a governmental agency or instrumentality thereof;

(iv) The Transfer will result in more than five (5) occupants per 1,000 square feet of rentable area;

(v) The Transferee, in the case of a proposed assignment of Tenant’s interest in this Lease, is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

(vi) The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel or seek monetary or injunctive relieve under its lease;

(vii) Except in the case of an assignment of Tenant’s interest in this Lease to an Affiliate or Permitted Transferee (as said terms are defined in, and subject to and in accordance with the terms of, Section 43(h) below), the terms of the proposed Transfer will allow the Transferee to exercise any right of renewal, right of expansion, right of first offer, or any other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

(viii) Landlord has comparable space for lease in the Building at the time and the proposed Transferee, (1) occupies space in the Building at the time of the request for consent, (2) is actively negotiating with Landlord (i.e., the parties are engaged in the exchange of term sheets) to lease space in the Building at such time, or (3) has so negotiated with Landlord during the two (2) month period immediately preceding the Transfer Notice; or

(ix) The Transferee fails to execute Landlord’s reasonable standard form of consent to assignment or subleasing.

(d) Landlord’s Consent. Tenant shall pay all reasonable costs incurred by Landlord in preparing the documents for any requested Transfer, including but not limited to Landlord’s attorneys’ fees, not to exceed $3,000.00, regardless of whether Landlord consents to any such Transfer. If Landlord consents to any Transfer pursuant to the terms of this Section 43, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 43, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Section 43.

(e) Transfer Premium. If Landlord consents to any Transfer request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term, such expenses being limited to (i) any Alterations to the subject space made in connection with the Transfer, or contributions to the cost thereof (and any such Alterations shall be made only in compliance with the applicable provisions of this Lease, including Section 22 above) and (ii) any commercially reasonable brokerage commissions, reasonable attorneys’ fees and reasonable advertising and marketing costs reasonably incurred by Tenant in connection with the Transfer) (“Transfer Premium”), Tenant shall pay fifty percent (50%) of such Transfer Premium to Landlord as and when the monthly payments are received by Tenant. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the Transferee to Tenant in connection with such Transfer, and any payment materially in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixture, inventory, equipment or furniture transferred by Tenant to Transferee in connection with such Transfer.

(f) No Releases. No Transfer or Permitted Transfer shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder. Each assignee of Tenant’s interest in this Lease shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such Transfer and an agreement of compliance by each such assignee.

(g) Conditions. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or any Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, (v) any assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease, and (vi) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to the calculation of any Transfer Premium in connection with a Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

(h) Affiliates; Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 43, Tenant may permit the use of the Premises by persons employed by an Affiliate (defined below), and Tenant may assign its interest in this Lease or sublet all or a portion of the Premises without the need for Landlord’s prior consent (collectively, a “Permitted Transfer”) if such assignment or sublease is to any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) provided that: (i) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease; (ii) Tenant remains fully liable under this Lease; and (iii) the use of the Premises set forth herein remains unchanged. Additionally, the term Permitted Transfer shall include, without the need for Landlord’s prior consent, any instance in which Tenant assigns its interest in this Lease or sublets all or a portion of the Premises if such assignment or subleasing is to an entity with whom Tenant merges or which purchases substantially all of the assets, stock or other ownership interests of Tenant provided that (i) within thirty (30) days following Permitted Transfer, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other Transfers; (ii) the Permitted Transferee who is an assignee assumes, in full, the obligations of Tenant under this Lease; (iii) the net worth of the assignee as of the time of the proposed Transfer is sufficient to meet its obligations under this Lease. Each transferee of a Permitted Transfer shall be a “Permitted Transferee”. As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to control. Tenant agrees to reasonably cooperate in responding to any reasonable inquiries of Landlord with respect to any reasonable requests for information which are made in order to allow Landlord to confirm compliance with this Section 43(h).

(i) Statutory Waiver. Notwithstanding anything to the contrary in this Lease, if Tenant and/or any proposed Transferee asserts any claim against Landlord in connection with the withholding or delay of its consent hereunder or otherwise asserting that Landlord has breached this Section 42, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies at law or in equity, including, without limitation, the provisions of Section 1995.310 of the California Civil

Code, or any similar or successor Laws, now or hereafter in effect. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed Transferee) who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent.

(j) Prohibited Transaction. Notwithstanding anything to the contrary contained in this Section 43, neither Tenant nor any other person having a right to possess, use or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that Uses all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any interest in or the right to the Use of all or any part of the Premises.

44. Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

45. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to the lesser of (a) the interest of Landlord in the Property, or (b) the equity interest Landlord would have in the Property if the Property were encumbered by third party debt in an amount equal to seventy percent (70%) of the value of the Property. Neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease.

46. Broker Disclosure.

(a) The Landlord’s Broker identified in the Basic Lease Provisions has acted as agent for Landlord in this transaction and, if Tenant does not exercise the Termination Option, is to be paid a commission by Landlord pursuant to a separate agreement. The Tenant’s Broker identified in the Basic Lease Provisions has acted as agent for Tenant in this transaction and if Tenant does not exercise the Termination Option, is to be paid its commission out of Landlord’s Broker’s commission pursuant to a separate agreement with Landlord’s Broker. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend, protect and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the alleged actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim.

(b) In addition, if Tenant does not exercise the Termination Option, Tenant agrees to pay Landlord’s Broker the sum of $300,000.00 on or before April 15, 2010. If Tenant fails to timely pay such sum, Landlord shall have the right, but not the obligation, to draw upon the Letter of Credit in the amount of $300,000.00 to forward proceeds of such draw to Landlords Broker, in which event, Tenant shall be required to reinstate the Letter of Credit Amount to $1,356,111.25 within ten (10) days following the date of such draw.

47. Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

48. Construction of this Agreement. No failure of either party to exercise any power given such party hereunder, or to insist upon strict compliance by the other party of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the party’s right to demand exact compliance with the terms hereof. No amendment of this Lease shall be valid unless the same is in writing and signed by the parties. Subject to the provisions of Section 43, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. This Lease shall be construed in accordance with and governed by the laws of the State of California. Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.

49. No Estate In Land. This contract shall create the relationship only of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

50. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

51. Cumulative Rights. All rights, remedies, powers and privileges conferred upon Landlord under this Lease shall be cumulative with, and not restricted to, those available to Landlord at law or in equity (all of which rights, remedies, powers and privileges shall be distinct, separate and cumulative),

52. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

53. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

54. Authority. If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each entity hereby represents and warrants that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the state where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.

55. Options.

(a) Termination Option.

(i) Generally. Tenant shall have the one-time right to terminate this Lease (“Termination Option”), with respect to the entire Premises only, effective as of March 15, 2010 (the “Early Termination Date”), provided that:

(A) Tenant is not in Default hereunder as of the date Tenant provides Landlord with a Termination Notice (hereinafter defined); and

(B) no part of the Premises is subleased for a term extending past the Early Termination Date; and

(C) as of the date Tenant delivers its Termination Notice, no portion of the Allowance (defined in the Work Agreement) has been funded;

(D) as of the date Tenant delivers its Termination Notice, Tenant has not commenced any construction work in the Premises (inclusive of any demolition);

(E) Landlord receives irrevocable notice of exercise of the Termination Option (“Termination Notice”) on or before March 15, 2010.

(ii) Termination Fee; Return of Pre-Paid Rent. If Tenant timely exercises the Termination Option, Tenant shall pay to Landlord, as a fee (in connection with, and as a condition precedent to the effectiveness of Tenant’s exercise of, the Termination Option and not as a penalty) equal to $1,500,000.00 (the “Termination Fee”), which Termination Fee shall be payable through the mechanism of Landlord’s draw on the Letter of Credit, subject to the provisions of the following paragraph; and Landlord shall return all pre-paid Rent to Tenant within five (5) days of Landlord’s receipt of the Termination Fee.

If Tenant timely exercises the Termination Option, Landlord shall promptly draw down upon the Letter of Credit to fund the Termination Fee and Tenant will have no obligation to fund additional amounts towards payment of the Termination Fee so long as the Issuing Bank timely funds the draw upon the Letter of Credit in the full amount of the Termination Fee. If for any reason the Termination Fee is not so funded by the Landlord’s draw upon the Letter of Credit, Landlord will promptly notify tenant and Tenant will fund any remaining portion of the Termination Fee within ten (10) days following delivery of Landlord’s notice. Notwithstanding Tenant’s payment of the Termination Fee and the termination of this Lease as described herein, Tenant shall remain liable for any sums due under this Lease, if any, up to and including the Early Termination Date even though billings for such may occur subsequent to the Early Termination Date.

(iii) Effect on Extension/Expansion Rights. As of the date Tenant provides Landlord with a Termination Notice, any unexercised rights or options of Tenant to renew the Term of this Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with this Lease as well as Tenant’s rights to perform work in or about the Premises pursuant to this Lease (inclusive of the Work Agreement) shall immediately be deemed terminated and no longer available or of any further force or effect.

(b) Right of First Offer.

(i) Generally. Tenant shall have a continuing right of first offer (the “Right of First Offer”) with respect to Available (defined below) space located on the fifth (5th) floor of the Building (all or any portion of which is referred to herein as “ROFO Space”) for a term that is the greater of (A) the remainder of then-applicable Term and (B) three (3) years.

(ii) ROFO Interest Notice. Landlord shall notify Tenant if any portion of the ROFO Space is expected to become Available during the period which commences no earlier than ten (10), and no later than twelve (12), full calendar months following the dates of such notice (“Landlord’s Availability Notice”); Landlord’s Availability Notice will set forth the location and configuration of any such ROFO Space, the date upon which such ROFO Space is anticipated to become Available and the terms upon which Landlord proposes to lease such ROFO Space to Tenant (i.e., Landlord’s good faith estimate of the Fair Market Rent for such ROFO Space), as well as any improvement allowance Landlord is willing to provide for such space. If Tenant desires to lease any ROFO Space which Landlord has included as Available in Landlord’s Availability Notice, and provided the conditions described in Section 55(b)(iv) below are satisfied, Tenant shall have fifteen (15) business days following delivery of Landlord’s Availability Notice in which to provide Landlord with a notice exercising the Right of First Offer with respect to all (but not a portion) of one or more specific ROFO Spaces described in Landlord’s Availability Notice (a “ROFO Exercise Notice”).

(iii) Deemed Available. ROFO Space shall be deemed Available if (i) the existing tenant in such space is expected to actually vacate the space and (ii) Landlord is not contemplating negotiating a renewal of the existing tenant’s lease for such space.

(iv) Conditions. Notwithstanding any other provision of this Section 55(b) to the contrary, the Right of First Offer shall be available to Tenant if and only if each of the following conditions are satisfied:

(1) Tenant is not in Default on the date that any Landlord’s Availability Notice is delivered;

(2) Tenant (without reference to any subtenants other than those which qualify under Section 43(h)) is in occupancy of at least 70% of the then-applicable rentable area of the Premises pursuant to this Lease (the “ROFO Occupancy Threshold”) at the time of Tenant’s exercise of the Right of First Offer;

(3) Tenant has not assigned its interest in this Lease (other than pursuant to the provisions of Section 43(h)) at the time of Tenant’s exercise of the Right of First Offer.

(v) Condition of ROFO Space. If Tenant exercises the Right of First Offer, Landlord shall deliver the applicable ROFO Space to Tenant in its then “as built” condition and configuration (the date of such delivery being referred to as the “ROFO Delivery Date”).

(vi) Term; Rent Commencement. The term for any ROFO Space shall commence on the applicable ROFO Delivery Date and will continue for the longer of (A) the then-remaining term and (B) a period of three (3) years following the ROFO Delivery Date. Any such ROFO Space shall be subject to all the terms and conditions of this Lease, except that (i) no allowances, credits, abatements or other concessions (if any) set forth in this Lease shall apply to the ROFO Space and (ii) the Base Rent rate per square foot for any ROFO Space shall be the rate set forth in the applicable Landlord’s Availability Notice.

(vii) ROFO Amendment. If Tenant is entitled to and properly exercises the Right of First Offer, then upon the determination of the Base Rent for the ROFO Space, Landlord shall prepare an amendment (the “ROFO Amendment”) to reflect the commencement date of the term for the applicable ROFO Space and the Base Rent, Base Year, rentable area of the Premises, applicable Tenant’s Share and other appropriate terms. Tenant shall execute (or make good faith comments to) and return the ROFO Amendment to Landlord within fifteen (15) business days after Tenant’s receipt of same, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the ROFO Amendment is executed and delivered.

(viii) Tenant’s Failure to Exercise ROFO. Notwithstanding the foregoing, if following delivery of Landlord’s Availability Notice with respect to any ROFO Space, Tenant does not timely exercise the Right of First Offer with respect to any space described in Landlord’s Availability Notice, then, Landlord shall be free to negotiate and enter into leases for such ROFO Space with any other parties of its choosing, upon such terms and conditions as it chooses, with no obligation to Tenant unless Tenant again delivers a ROFO Interest Notice to Landlord.

(c) Option to Renew.

(i) Grant of Option(s); Conditions. Landlord hereby grants to Tenant the option to extend the Term with respect to all of the Premises (the “Renewal Option”) for two (2) additional periods of five (5) years each (each, a “Renewal Term”) on the same terms and conditions set forth in this Lease, except that (x) the Base Rent during any Renewal Term shall be as set forth below, and (y) Tenant shall accept the Premises in their “AS IS” condition as of the commencement of any Renewal Term, subject to all of the following conditions:

(1) Landlord receives irrevocable notice of exercise (“Renewal Notice”) no earlier than fifteen (15) full calendar months and no later than twelve (12) full calendar months, prior to the Expiration Date (or the date of expiration of the first Renewal Term, as applicable); and

(2) Tenant is not in Default at the time that Tenant delivers its Renewal Notice;

(3) Tenant (and not any subtenants) occupy at least seventy-five percent (75%) of the then-rentable area of the Premises as of the date Tenant delivers its Renewal Notice; and

(4) Tenant’s interest in this Lease has not been assigned (other than pursuant to Section 43(h)) prior to the date that Tenant delivers its Renewal Notice.

(ii) Base Rent Payable During Renewal Term; Base Year. The Base Rent rate for the Renewal Premises during the Renewal Term shall equal the Fair Market Rate (hereinafter defined) per rentable square foot for the Premises determined as described below and the Base Year will be the calendar year in which the Renewal Term commences.

(iii) Renewal Amendment. If Tenant is entitled to and properly exercises a Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Base Year, Term, Expiration Date and other appropriate terms. Tenant shall execute (or make good faith comments to) and return the Renewal Amendment to Landlord within fifteen (15) Business Days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective regardless of whether the Renewal Amendment is actually executed.

(iv) Procedure for Determining Fair Market Rent; Definition of Fair Market Rent. Fair Market Rent will be determined as follows:

(1) Landlord’s Fair Market Rent Notice. Promptly following Landlord’s receipt of Tenant’s Initial Renewal Notice, Landlord shall initially advise Tenant of Landlord’s good faith determination of the Fair Market Rate for the Renewal Term (“Landlord’s FMR Notice”).

(2) Negotiation Period. For the thirty (30) day period following delivery of Landlord’s FMR Notice (the “Negotiation Period”), Landlord and Tenant shall work together in good faith in an effort to agree upon the Fair Market Rent for the Premises. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Fair Market Rent prior to the expiration of the Negotiation Period, failing which the Fair Market Rent will be determined in accordance with the arbitration procedures set forth below.

(d) Arbitration Procedure.

(i) Within five (5) days after the date of expiration of the Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Fair Market Rent for the Premises (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Fair Market Rent shall be the average of the two Estimates. If the Fair Market Rent is not resolved by the exchange of Estimates, then, within fourteen (14) days after the exchange of Estimates, Landlord and Tenant shall each select a real estate broker to determine which of the two Estimates most closely reflects the Fair Market Rent. Each such real estate broker so selected shall have had at least the immediately preceding ten (10) years’ experience as a real estate broker leasing first-class office space in the San Francisco financial district, with working knowledge of current rental rates and practices.

(ii) Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Fair Market Rent for the Premises. The Estimate chosen by the brokers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint a broker within the fourteen (14) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the applicable Fair Market Rent within twenty (20) days after their appointment, then, within fourteen (14) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (the “Arbitrator”) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the Arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Fair Market Rent and such Estimate shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the Arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(e) Definition of Fair Market Rent. For purposes hereof, “Fair Market Rent” shall mean the fair market rental rate for lease transactions for comparable space in premier “Class A” office buildings in the San Francisco financial district. In determining the Fair Market Rent, all relevant factors will be taken into consideration, including without limitation, the applicable lease term, base year, lease rates, escalations, the then-existing condition of the space in question (i.e., existing improvements within the space used in comparison and within the subject space), the condition of the applicable property and the views afforded by the space in question as well as improvement allowances, free rent and other concessions then offered in the relevant market.

56. OFAC and Anti-Money Laundering Compliance Certifications. Tenant hereby represents, certifies and warrants to Landlord as follows: (i) Tenant is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities. Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes, a “senior foreign political figure” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001. Notwithstanding anything in this Lease to the contrary, Tenant understands that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the Term of this Lease and that any breach thereof shall be a Default (not subject to any notice or cure rights) giving rise to any and all Landlord remedies hereunder, and Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.

57. Counterparts; Telecopied or Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.

LANDLORD:

PPF OFF 345 SPEAR STREET, LP, a Delaware limited partnership

By:	PPF OFF, GP, LLC a Delaware limited liability company, its general partner

	By:	PPF OFF, LLC a Delaware limited liability company, its member

		By:	PPF OP, LP, a Delaware limited partnership, its member

			By:	PPF OPGP, LLC, a Delaware limited liability company, its general partner

				By:	PRIME PROPERTY FUND, LLC, a Delaware limited liability company, its member

					By:	MORGAN STANLEY REAL ESTATE ADVISOR, INC., its manager

						By:	/s/ Keith Fink
						Name:	Keith Fink
						Title:	Executive Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

TENANT:

MEDIVATION, INC., a Delaware corporation

By:	/s/ C.P. Machado
Name:	C.P. Machado
Title:	CFO

By:
Name:
Title:

EXHIBIT “A”

PREMISES

A-1

EXHIBIT “B”

WORK AGREEMENT

THIS WORK AGREEMENT (“Work Agreement”) is attached to and made a part of that certain Lease (the “Lease”) between PPF OFF 345 SPEAR STREET, LP, a Delaware limited partnership (“Landlord”), and MEDIVATION, INC., a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease. This Work Agreement shall set forth the terms and conditions relating to Tenant’s construction of the Tenant Improvements in, the Premises.

SECTION 1

TENANT IMPROVEMENTS

1.1 Construction of Tenant Improvements. The “Tenant Improvements” shall consist of any and all improvements and work required to improve the Premises for Tenant’s occupancy. The Tenant Improvements shall be undertaken and prosecuted in accordance with the following requirements:

1.1.1 The Tenant Improvements shall be designed and constructed by Tenant in accordance with the Approved Working Drawings (defined below) and the terms of this Work Agreement. Tenant shall abide by the reasonable written rules established by Landlord or Landlord’s property manager with respect to the construction of the Tenant Improvements in the Building, the use of freight, loading dock and service areas, storage of materials, coordination of work with the contractors of other tenants. Other than the fees of Landlord’s construction manager, as set forth in Section 1.7.1 below, there shall be no charge to Tenant for the use of freight, loading dock and service areas or storage of materials, or coordination of work, except to the extent Tenant’s work schedule requires Landlord to incur overtime charges. All construction drawings (defined below) prepared by the Architect (defined below) shall follow Landlord’s commercially reasonable CAD standards and requirements, which standards and requirements shall be provided to Tenant or the Architect upon request.

1.1.2 The Tenant Improvements shall be undertaken and performed at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws and with all applicable rules, orders, regulations and requirements of the California Board of Fire Underwriters and the California Fire Insurance Rating Organization or any similar body.

1.1.3 Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the construction of the Tenant Improvements prior to commencement of construction, if the nature of the Tenant Improvements requires such a permit; in order to determine whether all or any portion of the Tenant Improvements require the issuance of a construction permit, the Approved Working Drawings will be submitted to the City of San Francisco (“City”) in order allow City to determine whether a permit is required. Prior to the commencement of construction of any portion of the Tenant Improvements, Tenant shall have procured and paid for and exhibited to Landlord all required permits, approvals and authorizations of all applicable governmental authorities. Landlord will use reasonable efforts to cooperate with Tenant in Tenant’s efforts to procure applicable construction permits.

1.1.4 Contractor (defined below) as well as all subcontractors, laborers, materialmen, and suppliers used by Tenant for the Tenant Improvements (such subcontractors, laborers, materialmen, and suppliers, and Contractor, referred to herein collectively as “Tenant’s Agents”) shall comply with Landlord’s written guidelines generally imposed on third party contractors including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord prior to commencement of construction. Contractor and each of its subcontractors shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the applicable contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant shall give to Landlord any assignment or other assurances that may be necessary to effect such right of direct enforcement.

1.1.5 Tenant and Contractor shall use commercially reasonable efforts to hold weekly job meetings and shall provide Landlord with reasonable advance notice of such meetings; Landlord’s construction manager will attend such meetings. Said meetings may be attended by parties telephonically. Landlord’s construction manager will use commercially reasonable effort to cooperate with Contractor and Tenant to facilitate efficient completion of the Tenant Improvements.

1.1.6 All of the relevant provisions of the Lease shall apply to any activity of Tenant, its agents and contractors, in the Premises during the construction of the Tenant Improvements.

1.1.7 It shall be the responsibility of Tenant and Tenant’s contractors to remove all trash and debris from the Premises on a regular basis and to break down all boxes and place all such trash and debris in the containers supplied for that purpose. If trash and debris are not removed on a regular basis by Tenant or Tenant’s contractors, then Landlord shall have the right to remove such trash and debris or have such trash and debris removed at the sole cost and expense of Tenant by deduction from the Allowance. A dedicated construction-only roll-off container may be required, at Landlord’s election.

1.1.8 Following completion of the Tenant Improvements, Tenant shall cause any necessary Notice of Completion to be recorded in the office of the Recorder of San Francisco County in accordance with Section 3093 of the California Civil code or any successor statute, shall furnish a copy thereof to Landlord upon such recordation, and shall timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute and will provide to Landlord:

(a) as-built drawings of the Premises signed by Architect; Tenant shall cause the Architect and Contractor to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction and a certificate, in a form reasonably acceptable to Landlord, from Architect certifying that the construction of the Tenant Improvements have been substantially completed;

(b) CAD files of the improved space compatible with Landlord’s CAD standards;

(c) a final punchlist signed by Tenant;

(d) final and unconditional lien waivers from all contractors and subcontractors;

(e) signed copies of the permit or job card indicating passing of the final inspection; and

(f) a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements.

The foregoing materials are referred to herein collectively as the “Close-out Package”. Should Tenant fail to provide complete CAD files compatible with Landlord’s standards as required herein, Landlord may cause its architect to prepare same and the cost thereof shall be reimbursed to Landlord by Tenant as additional Rent under the Lease within thirty (30) days of invoice therefor.

1.2 Preparation and Approval of Construction Drawings.

1.2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect approved in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) to prepare the Construction Drawings (the “Architect”). Tenant shall retain the engineering consultants designated by Landlord (the “Building Consultants”) and to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, sprinkler and riser work; provided that such consultants will charge commercially competitive rates for consultants of similar skill and experience. The following are the engineering consultants designated by Landlord:

Structural:	Murphy Burr Curry, Inc. David Murphy @ 415 546-0431

MEP:	Anderson, Rowe & Buckley, Inc. Bob Buckley @ 415 282-1625 Randall Lamb Chris Lloyd @ 415 512-9771 (Electrical)

Life Safety:	Diversified Fire Products Tom Sammons @ 510 588-3100

Sprinkler:	Superior Automatic Sprinkler Company Rob Canepa @ 408 946-7272

Air Balancing:	RSAnalysis, Inc. Tony Tamburini @ 916 358-5672

Riser Management:	Montgomery Technologies Glen Carolo @ 415 277-7400

The plans and drawings to be prepared by Architect and the Engineers hereunder shall be referred to collectively as the “Construction Drawings”. Tenant and Architect shall verify, in the field, the dimensions and conditions of the Premises, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth herein shall not imply Landlord’s review of the same for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

1.2.2 Space Plan. Tenant shall supply Landlord with four (4) copies of its final space plan for each floor of the Premises, each signed by Architect and approved by Tenant. The final space plans (collectively, the “Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord’s approval of Tenant’s draft Space Plan shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s submission of the draft Space Plan within ten (10) business days following Tenant’s submission, and Landlord’s failure to respond within such time shall be a Landlord Delay (defined in Section 1.8.7 below). If Landlord disapproves Tenant’s Space Plan, Landlord shall specify in reasonable detail, within such ten (10) business day period, the basis of such disapproval and the changes necessary to obtain Landlord’s approval of the Space Plan. Thereafter, Tenant may revise and re-submit its draft Space Plan to Landlord, which Landlord will review and respond to within ten (10) business days, and Landlord’s failure to respond within such time shall be a Landlord Delay. This process shall continue until the Space Plan has been approved in writing by Landlord.

1.2.3 Final Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Building Consultants and the Architect to complete the Final Working Drawings (defined below) in the manner as set forth below. Tenant shall cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) copies of such Final Working Drawings, each signed by Architect and approved by Tenant. Landlord’s approval of Tenant’s Final Working Drawings shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s submission of the Final Working Drawings within ten (10) business days following Tenant’s submission, and Landlord’s failure to respond within such time shall be a Landlord Delay. If Landlord disapproves Tenant’s Final Working Drawings, Landlord shall specify in reasonable detail, within such ten (10) business day period, the basis of such disapproval and the changes necessary to obtain Landlord’s approval of the Final Working Drawings. Thereafter, Tenant may revise and re-submit its draft Final Working Drawings to Landlord, which Landlord will review and respond to within ten (10) business days, and Landlord’s failure to respond within such time shall be a Landlord Delay. This process shall continue until the Final Working Drawings have been approved in writing by Landlord.

1.2.4 Permits. The Final Working Drawings as approved by Landlord, including any changes thereto approved by Landlord (to the extent Landlord’s approval is required hereunder), are referred to herein as the “Approved Working Drawings”. After approval of the Approved Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Tenant Improvements; obtaining the same shall be Tenant’s responsibility. However, Landlord will promptly cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations to the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; in the event that Tenant so requests any changes, modifications or alterations to the Approved Working Drawings, Landlord will review and respond to any suggested changes as promptly as practicable, but in any event within the time period described in Section 1.2.3 above, and Landlord’s failure to respond within such time shall be a Landlord Delay. In all cases, the strictest standards shall be applied in determining whether or not a permit is necessary, and whether or not engineered drawings are necessary, it being the established policy to not perform design/build work.

1.3 Contractor. Tenant may competitively bid the Tenant Improvements to several mutually acceptable and qualified union labor contractors to act as the General Contractor to perform the Tenant Improvements (“Contractor”) and subsequent qualified union subcontractors. Landlord’s approval of such entities shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may withhold its consent to any general contractor who is not union-affiliated. All of Tenant’s Agents shall be licensed in the State of California, capable of being bonded and union-affiliated in compliance with all then existing master labor agreements.

1.4 Construction Contract; Excess Costs. Tenant shall execute a construction contract and general conditions with Contractor (the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs anticipated to be incurred or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Contractor, which costs form a basis for the amount of the Contract. In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the Allowance (defined below), any such additional costs (except to the extent resulting from Landlord Delays, as defined below) shall be paid by Tenant out of its own funds on a pro rata basis (i.e., a proportional amount of each payment to the Contractor shall be made by Tenant), but Tenant shall continue to provide Landlord with the documents described in this Work Agreement, above, for Landlord’s approval.

1.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same, and, provided further that such inspection is solely for the purpose of determining whether or not the Tenant Improvements are being constructed in strict accordance with the Approved Working Drawings. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall promptly notify Tenant in writing of such disapproval and shall specify the items disapproved and the basis for such disapproval, provided that Landlord shall only disapprove any portion of the Tenant Improvements to the extent that same materially deviate from the Approved Working Drawings. Any material defects or material deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might immediately or materially adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, and if Tenant fails to correct such matter within five (5) business days following written notice from Landlord, Landlord may take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

1.6 Allowances; Credits; Disbursement. Tenant shall be entitled to a tenant improvement allowance (the “Allowance”) in the amount of $957,255.00 (i.e., $15.00 per rentable square foot of the Premises). In no event will Landlord be obligated to make disbursements pursuant to this Work Agreement in a total amount that exceeds the Allowance.

1.6.1 Allowance Items. Except as otherwise set forth in this Work Agreement, the Allowance shall be disbursed by Landlord in accordance with the terms of this Work Agreement for the following items and costs (collectively, the “Allowance Items”): (i) the cost of all materials and labor to complete the Tenant Improvements, (ii) payment of the fees and charges of the Architect and the Engineers, (iii) payment for the preparation of the Final Space Plan and Approved Working Drawings, (iv) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (v) the cost of any changes to the Approved Working Drawings or Tenant Improvements required by applicable building codes (collectively, the “Code”), (vi) the fees of Tenant’s project manager, if any, (vii) the cost of signage, (viii) Landlord’s construction management fee described in Section 1.7.1 below and (ix) any other costs associated with the design, construction and occupancy of the Premises. Additionally, Tenant may allocate any unused portion of the Allowance, not to exceed $191,451.00 (i.e., $3.00 per rentable square foot of the Premises) towards Base Rent first payable under the Lease.

1.6.2 Disbursement of Allowance. Landlord shall make monthly (or more frequently if Tenant’s Contracts require Tenant to pay costs and expenses more frequently than monthly) disbursements of the Allowance and shall authorize the release of monies as follows:

(a) Periodically, but not less than each calendar month, Tenant may deliver to Landlord: (i) a request for payment from Contractor, approved by Tenant, in a customary form to be provided or approved by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements detailing the portion of the work completed and the portion not completed, and/or one or more invoices, approved by Tenant, for Allowance Items other than costs of the Tenant Improvements; (ii) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Premises; (iii) executed unconditional mechanic’s lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), or conditional releases if appropriate; and (iv) all other information reasonably requested in good faith by Landlord. Landlord will have no obligation to process any payment request if all of the above conditions are not fully met. Within thirty (30) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant, or a check or checks made payable to another party or parties as requested by Tenant, in payment of the lesser of: (A) the amounts so requested by Tenant, less a ten percent (10%) retention as to payments to Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided that, if Landlord disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings or due to any substandard work, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to resolve any such dispute with diligence and dispatch. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b) Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver to Tenant a check to Tenant made payable to Tenant, or a check or checks made payable to another party or parties as requested by Tenant, in the amount of the Final Retention, less an amount equal to one hundred fifty percent (150%) of the estimated cost of the punch list items remaining to be completed as determined by Landlord and Tenant (the “Punch List Retention”). The Punch List Retention shall be paid by Landlord to Tenant promptly following the completion of construction of the Tenant Improvements and Landlord’s receipt of the Close-Out Package. The term “Substantial Completion” shall mean that the Tenant Improvements have been completed substantially in accordance with the Approved Working Drawings, as evidenced by a certificate of the Architect delivered to Landlord and Tenant.

1.7 Construction Management Fee; Other Expense paid to Landlord.

1.7.1 Supervisory Fees. To insure the quality and integrity of the construction process, Landlord shall have the right to deduct from the Allowance costs incurred by Landlord for third party oversight and supervisory fees in an amount equal to $47,862.75, and except as described in Section 1.1.1 above, Landlord shall not be entitled to any fees, costs or expenses in connection with the Tenant Improvements.

1.8 Miscellaneous.

1.8.1 Indemnity. Tenant’s shall indemnify, defend and hold Landlord harmless from and with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents, property managers or consultants, contractors, subcontractors, laborers, materialmen, and suppliers.

1.8.2 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such inaction by Landlord).

1.8.3 Tenant’s Representative. Tenant has designated Ann Mead as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Agreement.

1.8.4 Landlord’s Representative. Landlord has designated Hal Brownstone as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Agreement.

1.8.5 Time of the Essence. Time is of the essence in all matters under this Work Agreement in which time is a factor. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

1.8.6 Freight Elevators and Utilities. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator, loading docks (for loading and unloading only, no parking of vehicles) and bathrooms (in the basement level) in the Building reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises at no charge to Tenant. Landlord shall provide access to Tenant for water, electricity, HVAC and other utilities reasonably required in connection with constructing, decorating, furnishing and moving into the Premises at no charge to Tenant.

1.8.7 Landlord Delays. Landlord’s (a) failure to comply with any time requirements expressly set forth in this Work Agreement for Landlord’s performance of its responsibilities or (b) where no time period is specified in this Work Agreement, failure to perform its responsibilities under this Work Agreement within a reasonable period, as set forth in Tenant’s notice, after notice from Tenant are referred to collectively herein as “Landlord

Delays”. Tenant will promptly notify Landlord in writing of any event which Tenant contends constitutes a Landlord Delay and in any event will use commercially reasonable efforts to mitigate its damages and/or construction delays in the event of an alleged Landlord Delay. Notwithstanding the foregoing, if and to the extent that the completion of the Tenant Improvements is delayed beyond the scheduled completion date therefore by Landlord Delay, Tenant will receive one (1) days’ additional abatement of Base Rent for each day beyond the scheduled completion date that completion of the Tenant Improvements is delayed due to Landlord Delay (provided, that if and to the extent that Landlord satisfied any timing requirement set forth in this Work Agreement by acting or responding, as the case may be, one (1) or more days’ prior to the scheduled date set forth herein for such action or response and as a result achieved a reduction in Tenant’s construction schedule (each, a “Schedule Saving Day”), then any aggregate Landlord Delay described in clause (a) above shall first be offset against and reduced on a day-for-day basis by the aggregate number of Schedule Saving Days).

EXHIBIT “C”

[INTENTIONALLY OMITTED]

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EXHIBIT “D”

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than that of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by Tenant. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no rubbish or other obstructing substances shall be thrown therein.

2. No advertisement, signs, pictures, placards or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord. Interior signs on doors will be ordered for Tenant by Landlord, the cost thereof to be charged to and paid for by Tenant.

3. Tenant shall not do or permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations. Tenant, its agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other tenants, or those having business with them. Nothing shall be thrown by Tenant, its clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4. Tenant shall not employ any persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of the Premises, except as may be specifically provided otherwise in the Lease.

5. No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

6. No painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, the same shall be immediately replaced or repaired by Tenant (subject to Tenant’s compliance with Section 23 of the Lease) and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenant shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

7. Two (2) keys will be furnished Tenant without charge. No additional locks or latches shall be put upon any door and no locks shall be changed without the written consent of Landlord. Tenant, at the termination of their Lease, shall return to Landlord all keys to doors in the Building. Tenant shall not alter locks or install new locks without approval from Landlord.

8. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. Tenant shall make arrangements with the superintendent of the Building when the elevator is required for the purpose of the carrying of any kind of freight.

9. The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

10. If Tenant desires blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of Tenant. No awnings shall be placed on the Building. Window coverings shall be closed when the effect of sunlight would impose unnecessary loads on the air conditioning system.

11. All wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel. No antenna or cabling shall be installed on the roof or exterior walls of the Building.

12. At Landlord’s discretion, Landlord may hire security personnel for the Building, and every person entering or leaving the Building may be questioned by such personnel as to the visitor’s business in the Building and shall sign his or her name on a form provided by the Building for so registering such persons. Landlord shall have no liability with respect to breaches of the Building security, if any.

13. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building or the room or suite number of the Premises.

14. The freight elevator shall be available for use by all tenants in the Building subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord and any costs incurred by Landlord shall be reimbursed by Tenant. Tenant shall not be charged for its use of the freight elevator, before, during or after Business Service Hours.

15. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited and each tenant shall cooperate to prevent the same.

16. Each tenant shall ensure that all doors to its premises are locked and all water faucets or apparatus and office equipment are shut off before the tenant or its employees leave such premises at night. On multiple tenancy floors, all tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

17. The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than for which they were constructed, no foreign substance of any kind whatsoever may be thrown therein and the expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

18. Each tenant shall store its refuse within its Premises. No material shall be placed in the refuse boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner of removal without being in violation of any law or ordinance governing such disposal.

19. Each tenant shall take reasonable measures (including reasonable medical measures) to comply with any disaster and/or pandemic preparedness program(s) adopted from time to time by Landlord.

20. Each tenant shall take reasonable measures to cooperate with any efforts undertaken by Landlord to obtain LEED certifications with respect to the Building and/or Property and with Landlord’s reasonable sustainability practices with respect to the Building and/or Property.

21. Landlord reserves the right to make such other and reasonable rules and regulations, not inconsistent with the terms of the Lease, as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

22. Notwithstanding anything to the contrary contained in these Rules and Regulations, Tenant shall not be charged for its use of the Building services, personnel or elevators during its move into or move out of the Premises.

EXHIBIT “E”

PARKING AGREEMENT

THIS PARKING AGREEMENT (“Parking Agreement”) is attached to and made a part of the Lease (“Lease”) by and between PPF OFF 345 SPEAR STREET, LP, a Delaware limited partnership (“Landlord”), and MEDIVATION, INC., a Delaware corporation (“Tenant”), for space in the Building located at 345 Spear Street in San Francisco, California. Capitalized terms used but not defined herein shall have the respective meanings given them in the Lease.

1. During the Term, Tenant shall license from Landlord and Landlord agrees to license to Tenant, for use by Tenant and its employees, up to twenty-six (26) parking spaces (the “Spaces”) in the Project’s parking garage (the “Garage”). Up to ten (10) of such Spaces may, at Tenant’s written request, be “reserved” Spaces. Tenant shall have the right, upon at least forty-five (45) days’ advance written notice to Landlord, to adjust the number of Spaces licensed by Tenant from time-to-time; provided, however, that if and to the extent Tenant either (i) fails to initially license all twenty-six (26) Spaces, or, (ii) thereafter, reduces the number of Spaces Tenant licenses, and subsequently desires to increase the number of Spaces licensed by Tenant, any such increased quantity of Spaces shall be provided on a “as available” basis, and Landlord shall have no liability to Tenant if such Spaces are no longer available for license by Tenant. The charge for such Spaces will initially be $325.00 per month for non-reserved Spaces, and $375.00 per month for each reserved Space; said rate is subject to adjustment from time to time. Such charges shall be payable as Rent under the Lease in advance to Landlord or such other entity as designated by Landlord, and shall be sent concurrent with Tenant’s payment of monthly Base Rent to the address Landlord designates from time to time. No deductions from such charges shall be made for days on which the Garage is not used by Tenant or if Tenant uses less than the total number of the Spaces.

2. Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Garage. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Garage from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder in the Garage, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys. Landlord may refuse to permit any person who violates such Rules to park in the Garage, and any violation of the Rules shall subject the car to removal from the Garage. Tenant shall comply with and shall inform its employees that they are obligated to comply with all the Rules as well as all reasonable additions and amendments thereto.

3. Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Subject to Tenant’s rights to the reserved spaces set forth above, if any, Landlord reserves the right to assign other specific parking spaces, and to reserve other parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such location designated for such assigned or reserved parking spaces.

4. Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall use reasonable efforts to provide the operator with prior notice thereof designating the license plate number and model of such automobile.

5. Landlord shall have the right to temporarily close the Garage, or certain areas therein, in order to perform necessary repairs, maintenance and improvements to the Garage, and in such events, Landlord shall refund any prepaid parking fee hereunder for any Space(s) affected by such closure, prorated on a per diem basis.

6. LANDLORD SHALL NOT BE LIABLE FOR ANY LOSS, INJURY OR DAMAGE TO PERSONS USING THE GARAGE OR AUTOMOBILES OR OTHER PROPERTY THEREIN, IT BEING AGREED THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE USE OF THE SPACES SHALL BE AT THE SOLE RISK OF TENANT AND ITS EMPLOYEES. WITHOUT LIMITING THE FOREGOING, TENANT HEREBY VOLUNTARILY RELEASES, DISCHARGES, WAIVES AND RELINQUISHES ANY AND ALL ACTIONS OR CAUSES OF ACTION FOR PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING TO TENANT ARISING AS A RESULT OF PARKING IN THE GARAGE, OR ANY ACTIVITIES INCIDENTAL THERETO, WHEREVER OR HOWEVER THE SAME MAY OCCUR, AND FURTHER AGREES THAT TENANT WILL NOT PROSECUTE ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE AGAINST LANDLORD OR ANY OF THE LANDLORD RELATED PARTIES FOR ANY SAID CAUSES OF ACTION. IN ALL EVENTS, TENANT AGREES TO LOOK FIRST TO ITS INSURANCE CARRIER AND TO REQUIRE THAT TENANT’S EMPLOYEES LOOK FIRST TO THEIR RESPECTIVE INSURANCE CARRIERS FOR PAYMENT OF ANY LOSSES SUSTAINED IN CONNECTION WITH ANY USE OF THE GARAGE. TENANT HEREBY WAIVES ON BEHALF OF ITS INSURANCE CARRIERS ALL RIGHTS OF SUBROGATION AGAINST LANDLORD OR LANDLORD RELATED PARTIES.

7. Tenant shall not assign its rights under this Parking Agreement or sublease any of the Spaces without the consent of Landlord, except that no consent shall be required in connection with a Permitted Transfer of the Lease, and Landlord shall not withhold its consent to a transfer of this Agreement if it has consented to the Transfer of the Lease.

8. Landlord hereby reserves the right to enter into a management agreement or lease with another entity for the operation of the Garage (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement upon substantially the same terms hereunder with the Operator and pay the Operator the monthly charge established hereunder, and

Landlord shall have no liability for claims arising through acts or omissions of the Operator. It is understood and agreed that the identity of the Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Operator shall be freely assignable by such Operator or any successors thereto.

EXHIBIT “F”

FORM LETTER OF CREDIT

BANK OF AMERICA - CONFIDENTIAL	PAGE: 1

DATE: OCTOBER , 2009
IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER: xxxxxxx

ISSUING BANK
BANK OF AMERICA, N.A.
1000 W. TEMPLE STREET
7TH FLOOR, CA9-705-07-05
LOS ANGELES, CA 90012-1514

BENEFICIARY	APPLICANT
PPF OFF 345 SPEAR STREET, LP	MEDIVATION, INC.
C/O MORGAN STANLEY US REAL ESTATE	201 SPEAR STREET
INVESTING DIVISION	3RD FLOOR
555 CALIFORNIA STREET, SUITE 2200,	SAN FRANCISCO, CA 94105

FLOOR 21

SAN FRANCISCO, CA 94104

ATTN: KEITH A. FINK, EXECUTIVE

DIRECTOR

    AMOUNT

NOT EXCEEDING USD 1,500,000.00

NOT EXCEEDING ONE MILLION FIVE HUNDRED THOUSAND AND 00/100’S US DOLLARS

    EXPIRATION

OCTOBER 31, 2010 AT OUR COUNTERS

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. xxxxxxx IN YOUR FAVOR FOR THE ACCOUNT OF MEDIVATION, INC. UP TO THE AGGREGATE AMOUNT OF ONE MILLION FIVE HUNDRED THOUSAND AND ZERO USD ($1,500,000.00) EFFECTIVE IMMEDIATELY AND EXPIRING AT OUR COUNTERS AT OUR CLOSE OF BUSINESS ON OCTOBER 31,2010.

FUNDS ARE AVAILABLE UNDER THIS LETTER OF CREDIT, FROM TIME TO TIME, AGAINST PRESENTATION OF ONE OR MORE OF YOUR SIGHT DRAFT(S) IN THE FORM ATTACHED HERETO AS EXHIBIT A, ACCOMPANIED BY BENEFICIARY’S SIGNED STATEMENT STATING AS FOLLOWS:

“THIS DRAW IN THE AMOUNT OF                      U.S. DOLLARS ($         ) UNDER BANK OF AMERICA, NA. IRREVOCABLE STANDBY LETTER OF CREDIT NO.                      REPRESENTS FUNDS DRAWN PURSUANT TO THE TERMS OF THAT CERTAIN LEASE BY AND BETWEEN                     , AS LANDLORD, AND                     , AS TENANT, AND/OR ANY AMENDMENT TO THE LEASE OR ANY OTHER AGREEMENT BETWEEN SUCH PARTIES RELATED TO THE LEASE.”

PARTIAL DRAWINGS ARE PERMITTED UNDER THIS LETTER OF CREDIT.

F-1

BANK OF AMERICA - CONFIDENTIAL	PAGE: 2

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER: 3101158

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE (1) YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, BUT IN ANY EVENT NOT BEYOND MAY 15, 2017, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY OVERNIGHT COURIER SERVICE, AT THE ABOVE ADDRESS THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. UPON RECEIPT OF SUCH NOTICE, YOU MAY DRAW THE AVAILABLE AMOUNT HEREUNDER BY MEANS OF YOUR DRAFT AT SIGHT IN THE FORM ATTACHED HERETO AS EXHIBIT A, ACCOMPANIED BY YOUR SIGNED STATEMENT STATING THAT YOU HAVE RECEIVED A NON EXTENSION NOTICE AND HAVE NOT RECEIVED A SUBSTITUTE LETTER OF CREDIT OR OTHER INSTRUMENT ACCEPTABLE TO YOU.

FACSIMILE DRAWINGS ARE ACCEPTABLE. DRAWINGS MUST BE SENT TO FACSIMILE NO. (213)457-8841 CONFIRMED BY A TELEPHONE CALL TO (213)240-6986, PROVIDED THAT THE GIVING OF SUCH TELEPHONIC CONFIRMATION SHALL NOT BE A CONDITION TO OUR OBLIGATION TO MAKE PAYMENT HEREUNDER.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 8 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590. SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION, AND SUBJECT TO YOUR PAYMENT OF OUR CUSTOMARY TRANSFER CHARGES OF $500.00. SUCH TRANSFER FORM IS AVAILABLE UPON REQUEST.

WE HEREBY AGREE WITH YOU THAT DOCUMENTS PRESENTED IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED UPON PRESENTATION TO US AT BANK OF AMERICA, N.A., 1000 W. TEMPLE STREET, 7TH FLOOR, LOS ANGELES, CA 90012, ATTN: STANDBY LETTERS OF CREDIT DEPARTMENT, MAIL CODE: CA9-705-07-05, ON OR BEFORE THE EXPIRY DATE AS SPECIFIED HEREIN.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590 AND ENGAGES US PURSUANT TO THE TERMS THEREIN.

IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CALL 1-800-541-6096 OPT 1.

EXHIBIT A

SIGHT DRAFT

Date

At sight pay to the order of                      [beneficiary name]                      $         [amount in figures]

                     [amount in words]                                      U.S. Dollars

Drawn under Bank of America, N.A. Letter of Credit              dated                     .

TO:	[beneficiary name]
Bank of America, N.A.
1000 West Temple Street	By:
7th Floor, CA9-705-07-05
Los Angeles, CA 90012-1514

F-2